Exhibit 2.1

EXECUTION VERSION

MEMBERSHIP INTEREST PURCHASE AGREEMENT

between

SELLING SOURCE, LLC

and

IDI, INC.

dated as of

June 8, 2016

i

v

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”), dated as of June 8, 2016, is entered into between Selling Source, LLC, a Delaware limited liability company (“Seller”), and IDI, Inc., a Delaware corporation (“Buyer”).

RECITALS

WHEREAS, Seller owns all of the issued and outstanding membership interests (the “Membership Interests”), of Q Interactive, LLC, a Delaware limited liability company (the “Company”); and

WHEREAS, Seller wishes to sell to Buyer, and Buyer wishes to purchase from Seller, the Membership Interests, subject to the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“2015 Audited Financial Statements” has the meaning set forth in Section 5.13.

“2016 Revenues” means, the gross revenues of the Company and its Subsidiaries for the period commencing on January 1, 2016 and ending on December 31, 2016, determined in accordance with GAAP.

“Acquisition Proposal” has the meaning set forth in Section 5.03(a).

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble.

“Asset Allocation” has the meaning set forth in Section 2.07.

“Assignment” has the meaning set forth in Section 2.03(b)(i).

“Audited Financial Statements” has the meaning set forth in Section 5.13.

“Basket” has the meaning set forth in Section 8.04(a). “Benefit Plan” has the meaning set forth in Section 3.20(a).

“Benefit Plan” means each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by the Company and/or any Subsidiary thereof for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of the Company or its Subsidiaries, or any spouse or dependent of such individual, or under which the Company or any of its ERISA Affiliates has or may have any Liability, or with respect to which Buyer or any of its Affiliates would reasonably be expected to have any Liability, contingent or otherwise.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or required by Law to be closed for business.

“Buyer” has the meaning set forth in the preamble.

“Buyer Equity Incentive Plan” has the meaning set forth in Section 5.11.

“Buyer Indemnitees” has the meaning set forth in Section 8.02.

“Buyer’s Accountants” means Grant Thornton LLP.

“Cap” has the meaning set forth in Section 8.04(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Change of Control” means the acquisition by any Person of beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 40% of the voting power of the then outstanding capital stock of Buyer or the consummation of a reorganization, merger or consolidation of Buyer, or the sale, lease, exchange or other transfer of all or a substantial part of the assets of Buyer.

“Change of Control Payment” or “Change of Control Payments” means any severance payment or any other payment, or increase in the amount of compensation

(including, without limitation, the acceleration of the time of any payment, funding or vesting) due to any current or former manager, officer, employee, independent contractor or consultant of the Company or any Subsidiary in connection with any of the transactions contemplated by this Agreement or the execution of this Agreement, including without limitation, any amounts paid or payable to any Company Key Employees by Seller in accordance or in connection with any amendments to any employment agreements of a Company Key Employee in effect prior to the Closing Date.

“Closing” has the meaning set forth in Section 2.05.

“Closing Adjustment” has the meaning set forth in Section 2.04(a)(ii).

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Price” means the VWAP of the Common Stock for the ten (10) trading days immediately preceding the Closing Date.

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of the close of business on the Closing Date.

“Closing Working Capital Statement” has the meaning set forth in Section 2.04(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock of Buyer, par value $0.0005 per share.

“Company” has the meaning set forth in the recitals.

“Company Indebtedness” means, with respect to the Company and its Subsidiaries, (i) all outstanding indebtedness of the Company and/or its Subsidiaries for borrowed money; (ii) all outstanding indebtedness evidenced by notes, debentures, bonds or other similar instruments issued by the Company and/or its Subsidiaries; (iii) all outstanding obligations of the Company and/or its Subsidiaries for the deferred purchase price of property or services, excluding trade payables arising in the ordinary course of business; (iv) any earn out obligation, conditional sale obligation or obligation under any title retention agreement (but excluding current trade accounts payable in the ordinary course of business); (v) all outstanding obligations of the Company and/or its Subsidiaries under any financing lease or any lease required to be capitalized in accordance with GAAP; (vi) all outstanding obligations of the Company and/or its Subsidiaries for the reimbursement of any obligor on any letter of credit, banker’s acceptance, surety bond or similar transaction (but only to the extent such letter of credit, banker’s acceptance, surety bond or similar transaction has actually been drawn); (vii) all outstanding obligations with respect to deferred revenue; (viii) all bonuses and other like compensation (including any employer-paid portion of any employment or payroll Taxes related thereto) owed to any employee under existing compensation plans or other arrangements of Seller, the Company and/or its Subsidiaries attributable to any period prior to the Closing Date, to the extent not recorded as a Current Liability as of the Closing Date; (ix) all severance or bonus plans or arrangements, Change of Control Payments, or similar arrangements payable as a result of the consummation of the transactions contemplated hereby; (x) all outstanding obligations of the Company and/or its Subsidiaries under interest rate or currency swap or other hedging transactions or agreements (valued at the termination value thereof); (xi) all obligations of the type referred to in clauses (i) through (x) of any third Person of which the Company and/or its Subsidiaries are responsible or liable, directly or indirectly, as guarantor or surety or otherwise; and (xii) all obligations of the type referred to in clauses (i) through (xi) of any third Person secured by any Encumbrance on any property or asset of the Company and/or its Subsidiaries (whether or not such obligation is assumed by the Company and/or its Subsidiaries). Notwithstanding the foregoing, any specific item that is included in Current Liabilities and reflected in the determination of Closing Working Capital will be excluded from this definition of Company Indebtedness.

“Company Intellectual Property” means all Intellectual Property that is owned or held for use by the Company and/or a Subsidiary.

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which the Company and/or any Subsidiary thereof is a party, beneficiary or otherwise bound.

“Company IP Registrations” means all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Company Key Employees” means (i) Rob Hunter, (ii) Alberto Moraes and (iii) Tory Rumrill.

“Contracts” means all contracts, leases, deeds, mortgages, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements.

“Current Assets” means accounts receivable, inventory, restricted cash, prepaid expenses, other receivable and security deposits, but excluding (a) deferred Tax assets, and (b) receivables from any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates (all of which will be set off and terminated as of the Closing), determined in accordance with GAAP.

“Current Liabilities” means accounts payable, accrued Taxes and accrued expenses (inclusive of any outstanding checks), but excluding payables to any of the Company’s Affiliates, managers, employees, officers or members and any of their respective Affiliates (all of which will be set off and terminated as of the Closing), and deferred Tax liabilities, determined in accordance with GAAP.

“Customer Data” means any Data or materials provided by or on behalf of, or otherwise relating to, end users or third party providers in connection with the Company’s and its Subsidiaries’ business and the products, services and technologies offered by the Company and its Subsidiaries.

“Data” means any and all information and data licensed, collected, stored, obtained, or otherwise received, developed, used, generated or recorded, by or on behalf of the Company and its Subsidiaries, including, but not limited to, any and all copies, reproductions, embodiments or versions of any information or data (whether in electronic, human or machine readable or executable form or any other format) in the possession, custody or control of the Company or its Subsidiaries or their respective Representatives, or that the Company or its Subsidiaries or their respective Representatives otherwise have the right to access.

“Deductible” has the meaning set forth in Section 8.04(a).

“Direct Claim” has the meaning set forth in Section 8.05(b).

“Disclosure Schedules” means the Disclosure Schedules delivered by Seller and Buyer concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.04(c)(iii).

“Disputed Earnout Amounts” has the meaning set forth in Section 2.06(d)(iii).

“Dollars or $” means the lawful currency of the United States.

“Earnout Calculation Statement” has the meaning set forth in Section 2.06(c).

“Earnout Election Notice” has the meaning set forth in Section 2.06(e).

“Earnout Option 1” has the meaning set forth in Section 2.06(a)(i).

“Earnout Option 2” has the meaning set forth in Section 2.06(a)(ii).

“Earnout Option 2 Shares” has the meaning set forth in Section 5.10(c).

“Earnout Payment” has the meaning set forth in Section 2.06(a).

“Earnout Proposal” has the meaning set forth in Section 2.06(d)(iii).

“Earnout Resolution Period” has the meaning set forth in Section 2.06(d)(ii).

“Earnout Review Period” has the meaning set forth in Section 2.06(d)(i).

“Earnout Threshold” has the meaning set forth in Section 2.06(a).

“Employment Agreements” means the employment agreement to be entered into at Closing between the Company, on the one hand, and each of the Company Key Employees.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, right of way, right of first refusal, transfer restrictions or any other encumbrance, restriction or limit of any kind other than non-exclusive licenses of Intellectual Property granted in the ordinary course of business.

“Environmental Claim” means any Action, Governmental Order, lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials.

“Environmental Notice” means any directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Estimated Closing Working Capital” has the meaning set forth in Section 2.04(a)(i).

“Estimated Closing Working Capital Statement” has the meaning set forth in Section 2.04(a)(i).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Event” has the meaning set forth in Section 2.06(g).

“GAAP” means generally accepted accounting principles of the United States of America as in effect from time to time, and applied on a consistent basis in the preparation of the financial results of the Company as part of the Seller’s consolidated financial statements.

“Government Contracts” has the meaning set forth in Section 3.09(a)(vii).

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls which can give rise to liability under any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 8.05.

“Indemnifying Party” has the meaning set forth in Section 8.05.

“Independent Accountant” has the meaning set forth in Section 2.04(c)(iii).

“Intellectual Property” means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all:

(a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing;

(b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs;

(c) works of authorship expressions, designs and design registrations, whether or not copyrightable, including copyrights, mask works, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of the foregoing;

(d) discoveries, trade secrets, confidential information, business and technical information, know-how, improvements and other confidential and proprietary information and all rights therein;

(e) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all United States and foreign patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models); and

(f) Software and firmware, including data files and data collections, and other related specifications and documentation.

“Intellectual Property Licenses” has the meaning set forth in Section 3.12.

“Interim Audited Financial Statements” has the meaning set forth in Section 5.13.

“Knowledge of Seller or Seller’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Glenn McKay, Michael Brant, Sam Humphreys, or the Company Key Employees, in each case after reasonable inquiry.

“Law” means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

“Lease Documents” has the meaning set forth in Section 3.10(b).

“Liabilities” has the meaning set forth in Section 3.07.

“Losses” means losses, damages, liabilities, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind; provided, however, that “Losses” shall not include punitive damages, except in the case of fraud or to the extent actually awarded in a nonappealable final judgment to a Governmental Authority or other third party.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, individually or in the aggregate, materially adverse to (a) the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general; (iv) regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case, in the United States or any foreign jurisdiction (v) act of war (whether or not declared), armed hostilities, sabotage or terrorism, or the escalation or worsening thereof or any hurricane, tornado, flood, earthquake or other natural disaster; (vi) any action required or permitted by this Agreement or with the consent of the Seller; (vii) any changes in applicable Laws or accounting rules, including GAAP; or (vii) the execution and delivery of the Agreement and the public announcement, pendency or completion of the transactions contemplated by this Agreement and the performance by Seller and the Company of this Agreement.

“Material Contracts” has the meaning set forth in Section 3.09(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(b).

“Membership Interests” has the meaning set forth in the recitals.

“Monetized Shares” has the meaning set forth in Section 5.11(b).

“Multiemployer Plan” has the meaning set forth in Section 3.20(c).

“Non-Fundamental Survival Period” has the meaning set forth in Section 8.01.

“Non-U.S. Benefit Plan” has the meaning set forth in Section 3.20(a).

“NYSE MKT” means NYSE MKT LLC.

“Office Lease” means the that certain Lease Agreement dated as of May 11, 2007, between N/S Sawgrass Office Associates, LLC and Seller, as successor-in-interest to World Avenue USA, LLC, as amended.

“Open Source Software” means any Software that is distributed as “free software,” “open source software” or pursuant to any license identified as an “open source license” by the Open Source Initiative (www.opensource.org/licenses) or other license that substantially conforms to the Open Source Definition (http://opensource.org/osd).

“Organizational Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Encumbrances” has the meaning set forth in Section 3.10(a).

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

“Personal Data” means any and all personally identifiable Data concerning any individual, including, without limitation, consumer personal information and employee personnel records and any Protected Health Information, as defined in 45 C.F.R. §106.103, obtained by or on behalf of the Company or its Subsidiaries from any source, used or useful in connection with the Company’s and its Subsidiaries’ business and the products, services and technologies offered by the Company and its Subsidiaries.

“Post-Closing Adjustment” has the meaning set forth in Section 2.04(b)(ii).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

“Post-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Post-Closing Tax Period.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

“Pre-Closing Taxes” means Taxes of the Company and its Subsidiaries for any Pre-Closing Tax Period.

“Purchase Price” has the meaning set forth in Section 2.02.

“Purchase Shares” has the meaning set forth in Section 2.02.

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“Real Property” means the real property owned, leased or subleased by the Company and its Subsidiaries, together with all buildings, structures and facilities located thereon.

“Recapitalization Event” has the meaning set forth in Section 2.06(g).

“Release” means any release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Resolution Period” has the meaning set forth in Section 2.04(c)(ii).

“Restricted Business” means operating incentivized promotion co-registration paths in the consumer goods sector and providing related lead generation agency services, in order to acquire or generate leads for third party advertisers or merchants provided, however, that Restricted Business shall include constituent activities such as sending emails, acting as a broker on lead generation offers, running search feeds for various search engines, remarketing activities, display advertising, the sale of permission-based consumer information and providing customer registrations to list management companies for monetization solely as those activities relate to the operation of incentivized promotion co-registration paths.

“Restricted Period” has the meaning set forth in Section 5.07(a).

“Review Period” has the meaning set forth in Section 2.04(c)(i).

“Sarbanes-Oxley Act” has the meaning set forth in Section 4.08.

“SEC” means the Securities and Exchange Commission.

“SEC Reports” means, collectively, all reports, schedules, forms, statements and other documents required to be filed by Buyer under the Securities Act and the Exchange Act since January 1, 2015, including the exhibits thereto and documents incorporated by reference therein.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller” has the meaning set forth in the preamble.

“Seller’s Accountants” means Grant Thornton LLP.

“Seller Indemnitees” has the meaning set forth in Section 8.03.

“Share Cap” has the meaning set forth in Section 2.08.

“Software” means any and all computer software and code, whether in source code, object code, or executable code format, including systems software, application software (including mobile apps), operating systems, platforms, architecture, files, records, schematics, firmware, middleware, programming tools, scripts, routines, interfaces, libraries, and databases.

“Statement of Earnout Calculation Objections” has the meaning set forth in Section 2.06(d)(ii).

“Statement of Objections” has the meaning set forth in Section 2.04(c)(ii).

“Stockholder Approval” means the approval of the stockholders of Buyer holding a majority of its Common Stock.

“Straddle Period” has the meaning set forth in Section 6.04.

“Subsidiary” of any Person means any other Person of which at least a majority of the voting securities or other ownership interests having voting power to elect at least a majority of its Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person.

“Systems” has the meaning set forth in Section 3.25.

“Target Working Capital” has the meaning set forth in Section 2.04(a)(ii).

“Tax” or “Taxes” means (a) any and all taxes, fees, charges, levies or other assessments of any nature whatsoever (whether federal, state, local or foreign), including, without limitation, income, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, real property, personal property, environmental (including taxes under Section 59A of the Code), unclaimed property, commercial activity taxes, customs duties, license, severance, stamp, premium, windfall profits, capital stock, social security (or similar), unemployment, disability, alternative or add-on minimum and estimated taxes, together with any interest, penalties or additions to tax imposed with respect thereto, whether disputed or not, and (b) any obligations under any agreements or arrangements with respect to Taxes described in clause (a) above or any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any other Person or any obligation to otherwise succeed to the tax liability of any other Person.

“Tax Claim” has the meaning set forth in Section 6.05.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Territory” means the United States and any jurisdiction in which the Company or its Subsidiaries conducted business as of the Closing Date or within one (1) year prior to the Closing Date.

“Third Party Claim” has the meaning set forth in Section 8.05(a).

“Transaction Documents” means this Agreement, the Assignment and the Employment Agreements, and any other agreements or documents to be executed hereunder.

“Unaudited Financial Information” has the meaning set forth in Section 3.06.

“Union” has the meaning set forth in Section 3.21(b).

“VWAP” means the volume-weighted average price per share of common stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “IDI” (or its equivalent successor if such page is not available or the corresponding Bloomberg VWAP page for such other security), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of common stock (or other security) on such trading day as an internationally recognized investment bank retained for this purpose by Seller determines in good faith using a volume-weighted average method.

“WC Proposal” has the meaning set forth in Section 2.04(c)(iii).

ARTICLE II

PURCHASE AND SALE

Section 2.01 Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell to Buyer, and Buyer shall purchase from Seller, all of Seller’s right, title and interest in and to the Membership Interests, free and clear of all Encumbrances, for the consideration specified in Section 2.02. The parties hereto acknowledge and agree that, as of the Closing Date, the Company shall be (i) cash-free, except as specifically otherwise provided herein, and (ii) Company Indebtedness-free.

Section 2.02 Purchase Price. The aggregate purchase price for the Membership Interests shall be two million (2,000,000) newly issued shares of Common Stock (the “Purchase Shares”) together with any additional newly issued shares of Common Stock pursuant to Section 2.06 hereof to be issued by the Buyer to the Seller (the “Purchase Price”).

Section 2.03 Transactions to be Effected at the Closing.

(a) At the Closing, Buyer shall deliver to Seller:

(i) the Purchase Shares; and

(ii) all other agreements, documents, instruments or certificates required to be delivered by Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement.

(b) At the Closing, Seller shall deliver or shall cause to be delivered to Buyer:

(i) an assignment of the Membership Interests to Buyer or Buyer’s designee in the form of Exhibit A hereto (the “Assignment”), duly executed by Seller;

(ii) an assignment of lease, transferring the Office Lease from Seller to the Company;

(iii) amendments to the employment agreements, in effect prior to Closing, with respect to each Company Key Employee, duly executed by each Company Key Employee and Seller; and

(iv) all other agreements, documents, instruments or certificates required to be delivered by Seller at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.04 Purchase Price Adjustment.

(a) Closing Adjustment.

(i) At least one (1) Business Day before the Closing, Seller shall prepare and deliver to Buyer a statement (the “Estimated Closing Working Capital Statement”) setting forth its good faith estimate and calculation of Closing Working Capital (the “Estimated Closing Working Capital”) (without giving effect to the transactions contemplated herein), prepared in accordance with GAAP.

(ii) The “Closing Adjustment” shall be an amount by which the Estimated Closing Working Capital is more than or less than $0.00 (the “Target Working Capital”). If the Closing Adjustment is a positive number (i.e., Estimated Closing Working Capital is greater than Target Working Capital), Buyer shall issue to Seller, at Closing, the number of additional shares of Common Stock equal to the quotient, rounded to the nearest whole number, of the Closing Adjustment divided by the Closing Price and any such shares will, upon issuance, be deemed Purchase Shares for all purposes of this Agreement (including Section 5.11). If the Closing Adjustment is a negative number (i.e., Estimated Closing Working Capital is less than Target Working Capital), the number of Purchase Shares issuable to Seller, at Closing, shall be reduced by the quotient, rounded to the nearest whole number, of the Closing Adjustment (stated as a positive number) divided by the Closing Price.

(b) Post-Closing Adjustment.

(i) Within ninety (90) days after the Closing Date, Buyer shall prepare and deliver to Seller a statement setting forth its calculation of Closing Working Capital as of the Closing Date (without giving effect to the transactions contemplated herein) (the “Closing Working Capital Statement”), prepared in accordance with GAAP. The Closing Working Capital Statement will be prepared on the basis that Closing Working Capital, including the collection of receivables, has been managed consistent with the Company’s past practice, regardless of whether Buyer continues such practice post-Closing.

(ii) The post-closing adjustment shall be an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital (the “Post-Closing Adjustment”). If the Post-Closing Adjustment is a positive number, Buyer shall issue to Seller the number of additional shares of Common Stock equal to the quotient, rounded to the nearest whole number, of the Post-Closing Adjustment divided by the Closing Price in accordance with the provisions of this Section 2.04. If the Post-Closing Adjustment is a negative number, the Earnout Payment if any shall be reduced by the Post-Closing Adjustment (stated as a positive number), which in the case Earnout Option 1 is exercised will consist of shares of Common Stock valued at the Closing Price.

(c) Examination and Review.

(i) Examination. After receipt of the Closing Working Capital Statement, Seller shall have thirty (30) days (the “Review Period”) to review the Closing Working Capital Statement. During the Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Closing Working Capital Statement as Seller may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Review Period, Seller may object to the Closing Working Capital Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail, indicating each disputed item or amount (the “Statement of Objections”). If Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within fifteen (15) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any matters remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of BDO USA, LLP or, if BDO USA, LLP is unable to serve, Buyer and Seller shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than Seller’s Accountants or Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. Within fifteen (15) days of the appointment of the Independent Accountant, each of Buyer and Seller shall deliver to the Independent Accountant, with a copy to each other, their written submission (each a “WC Proposal”) of the resolution of the disputed amounts and the Closing Working Capital. The Independent Accountant may but shall not be required to request that the parties present their WC Proposals in person or by telephone or video conference (as determined by the Independent Accountant). The Independent Accountant shall select one of the two submissions in its entirety and shall deliver its written selection of one of the WC Proposals and the corresponding Closing Working Capital to the parties within fifteen (15) days following the date on which the parties submit their WC Proposals, which selection shall be final, binding and non-appealable.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by party whose WC Proposal was not selected by the Independent Accountant.

(d) Adjustments for Tax Purposes. Any payments made pursuant to Section 2.04 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 2.05 Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Membership Interests contemplated hereby shall take place at a closing (the “Closing”) to be held at 9:00 a.m., New York time, no later than two (2) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at such time and at such other place as Seller and Buyer may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.06 Earnout.

(a) Earnout Payments. As additional consideration for the Membership Interests, at such time and as provided in Section 2.06(c), if 2016 Revenues equal or exceed $25,000,000 (the “Earnout Threshold”), Buyer will issue to Seller, either of the following, at Seller’s option (the “Earnout Payment”), subject to the provisions of Section 2.08:

(i) one million two hundred thousand (1,200,000) shares of Common Stock (“Earnout Option 1”); or

(ii) the number of shares of Common Stock equal to ten million dollars ($10,000,000), in the aggregate, as determined by the VWAP of the Common Stock, for the ten (10) trading days immediately preceding the date of final determination of the Earnout Calculation Statement (“Earnout Option 2”).

(b) Earnout Obligations. Seller acknowledges and agrees that, immediately after the Closing, Buyer shall have discretion with regard to matters relating to the operation of the Company; provided, that Buyer shall not, directly or indirectly, take any actions in bad faith or otherwise take any actions for the purpose of avoiding the Earnout Payment. Prior to the Earnout Payment, except in each case with the prior written consent of Seller and subject, in each case to compliance with applicable Laws, Buyer shall: (i) operate the Company and its Subsidiaries and promote its business in good faith and in accordance with Buyer’s reasonable business judgment; and (ii) use commercially reasonable efforts to develop and market the business of the Company and its Subsidiaries.

(c) Determination of Earnout Payment. On or before the earlier of (i) five (5) Business Days after the finalization of Buyer’s 2016 audited financial statements, and (b) March 31, 2017, Buyer shall prepare and deliver to Seller a written statement (the “Earnout Calculation Statement”) setting forth its calculation of the Company’s 2016 Revenue.

(d) Earnout Examination and Review.

(i) Examination. After receipt of the Earnout Calculation Statement, and only in the event that the Earnout Calculation Statement provides that the 2016 Revenues do not equal or exceed the Earnout Threshold, Seller shall have up to thirty (30) days (the “Earnout Review Period”) to review the Earnout Calculation Statement. During the Earnout Review Period, Seller and Seller’s Accountants shall have full access to the books and records of the Company, the personnel of, and work papers prepared by, Buyer and/or Buyer’s Accountants to the extent that they relate to the Earnout Calculation Statement and to such historical financial information (to the extent in Buyer’s possession) relating to the Earnout Calculation Statement as Seller may reasonably request for the purpose of reviewing the Earnout Calculation Statement and to prepare a Statement of Earnout Calculation Objections (defined below), provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Company.

(ii) Objection. On or prior to the last day of the Earnout Review Period, Seller may object to the Earnout Calculation Statement by delivering to Buyer a written statement setting forth Seller’s objections in reasonable detail (the “Statement of Earnout Calculation Objections”). If Seller fails to deliver the Statement of Earnout Calculation Objections before the expiration of the Earnout Review Period, the Earnout Calculation Statement shall be deemed to have been accepted by Seller. If Seller delivers the Statement of Earnout Calculation Objections before the expiration of the Earnout Review Period, Buyer and Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Earnout Calculation Objections (the “Earnout Resolution Period”), and, if the same are so resolved within the Earnout Resolution Period, the Earnout Calculation Statement, with such changes as may have been previously agreed in writing by Buyer and Seller, shall be final and binding.

(iii) Resolution of Disputes. If Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Earnout Calculation Objections before expiration of the Earnout Resolution Period, then any dollar amounts remaining in dispute (“Disputed Earnout Amounts”) shall be submitted for resolution to the Independent Accountant, who, acting as experts and not arbitrators, shall resolve the Disputed Earnout Amounts only and make any adjustments to the Earnout Calculation Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. Within fifteen (15) days of the appointment of the Independent Accountant, each of Buyer and Seller shall deliver to the Independent Accountant, with a copy to each other, their written submission (each a “Earnout Proposal”) of the resolution of the disputed amounts and the 2016 Revenues. The Independent Accountant may but shall not be required to request that the parties present their Earnout Proposals in person or by telephone or video conference (as determined by the Independent Accountant). The Independent Accountant shall only decide the specific items under dispute by the parties and select one of the two submissions in its entirety and shall deliver its written selection of one of the Earnout Proposals to the parties within fifteen (15) days following the date on which the parties submit their Earnout Proposals, which selection shall be final, binding and non-appealable.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the party whose Earnout Proposal was not selected by the Independent Accountant.

(e) Timing of Earnout Payment. If the Earnout Calculation Statement provides that the 2016 Revenues equal or exceed the Earnout Threshold, Seller shall notify Buyer, no later than two (2) Business Days following the final determination of the Earnout Calculation Statement, of Seller’s desired Earnout Payment type (the “Earnout Election Notice”). Subject to the provisions of Section 2.08, the Earnout Payment, if any, that Buyer is required to pay, or cause to be paid, pursuant to Section 2.06(a) hereof shall be delivered:

(i) in the case of Earnout Option 1, no later than the last to occur of (A) the one year anniversary of the Closing Date, and (B) ten (10) Business Days following the final determination of the Earnout Calculation Statement; and

(ii) in the case of Earnout Option 2, no later than the last to occur of (A) the one year anniversary of the Closing Date and (B) ten (10) days from the delivery of the Earnout Election Notice.

(f) No Security. The parties hereto understand and agree that (i) the contingent rights to receive the Earnout Payment shall not be represented by any form of certificate or other instrument, are not transferrable, and do not constitute an equity or ownership interest in Buyer, the Company or any Affiliate thereof, (ii) Seller shall not have any rights as a security holder of Buyer, the Company or any Affiliate thereof as a result of Seller’s contingent right to receive the Earnout Payment hereunder, and (iii) no interest is payable with respect to the Earnout Payment.

(g) Share Adjustment Prior to Earnout Payment. In the event Buyer changes (or establishes a record date for changing) the number of shares of Common Stock issued and outstanding prior to the issuance of the Earnout Payment as a result of a stock split, reverse stock split, stock dividend, recapitalization or other similar event (a “Recapitalization Event”) or in the event the Common Stock has been exchanged for or otherwise converted into other assets (including securities, cash or other properties) through a merger, consolidation or other transaction (an “Exchange Event”) and the record date therefor shall be prior to the issuance of the Earnout Payment, the shares of Common Stock to be issued in the Earnout Payment shall be adjusted by (1) equitably adjusting the number of shares of Common Stock issuable upon the settlement of the Earnout Payment to reflect the Recapitalization Event or (2) converting the shares of Common Stock to be issued in the Earnout Payment into the assets (including securities, cash or other properties) into which the Earnout Shares would have been converted or exchanged in the Exchange Event, as if the shares of Common Stock issuable upon settlement of the Earnout Payment had been issued immediately before the Exchange Event. In the case of an Exchange Event, the Earnout Payment will be made immediately prior to the completion of the Exchange Event.

Section 2.07 Tax Treatment. The Purchase Price (including all adjustments to Purchase Price pursuant to this Article II) together with assumed liabilities and other amounts included in purchase price for Federal income Tax purposes will be determined and allocated among the assets of the Company and its Subsidiaries for all Tax purposes in a manner consistent with Section 1060 of the Code and the applicable Treasury Regulations or comparable provisions of state, local, and foreign Tax Law (the “Asset Allocation”). As soon as practicable and no later than ninety (90) days after the Closing Date, the Buyer shall provide Seller with the Asset Allocation for its review and approval. The Asset Allocation shall be deemed final unless Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Asset Allocation within thirty (30) days after delivery of the Asset Allocation to Seller. In the event of any such objection, Buyer and Seller shall negotiate in good faith to resolve such dispute; provided, however, that if Buyer and Seller are unable to resolve any dispute with respect to the Asset Allocation within fifteen (15) days after the delivery by Seller to Buyer of its objection to the Asset Allocation, such dispute shall be resolved by the Independent Accountant. The fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The Buyer, the Company (and its Subsidiaries) and Seller shall file, and shall cause their respective Affiliates to file, all Tax Returns and information reports in a manner consistent with the agreed-upon Asset Allocation and shall take no position contrary thereto unless required to do so by applicable law or a final determination of a court of competent jurisdiction. The Asset Allocation shall be revised to appropriately take into account any other payments made pursuant to this Agreement, and Buyer shall deliver to Seller an amended Asset Allocation reflecting any such revisions, which amended Asset Allocation shall be subject to the review provisions of this Section 2.07 in the case of any disagreement by Seller.

Section 2.08 Share Cap. Notwithstanding any provision of this Agreement to the contrary, in no event shall the aggregate number of shares of Common Stock and securities convertible into or exercisable for Common Stock issued under this Agreement, or Common Stock deemed to be issued in connection with the transactions contemplated by this Agreement in accordance with the rules and regulations of the NYSE MKT, equal or exceed 19.9% of the Company’s total number of shares of Common Stock outstanding before any such issuance(s) (the “Share Cap”), without prior Stockholder Approval. Buyer shall have no liability hereunder to Seller or any of its Affiliates to make any issuance of securities to Seller that would exceed the Share Cap unless prior Stockholder Approval has been obtained, which approval Buyer shall use commercially reasonable best efforts to obtain.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth in the Disclosure Schedules which exceptions shall be deemed to be part of the representations and warranties made hereunder, Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date hereof. The Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Article III, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Article III to the extent it is reasonably apparent that such disclosure is applicable to such other sections.

Section 3.01 Organization and Authority of Seller. Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware. Seller has full limited liability company power and authority to enter into this Agreement and the other Transaction Documents to which Seller is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and any other Transaction Document to which Seller is a party, the performance by Seller of its obligations hereunder and thereunder and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Seller. This Agreement has been duly executed and delivered by Seller, and (assuming due authorization, execution and delivery by Buyer) this Agreement constitutes a legal, valid and binding obligation of Seller enforceable against Seller in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general principles of equity, regardless of whether enforcement is sought in equity or in law). When each other Transaction Document to which Seller is or will be a party has been duly executed and delivered by Seller, such Transaction Document will constitute a legal and binding obligation of Seller enforceable against it in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general principles of equity, regardless of whether enforcement is sought in equity or in law).

Section 3.02 Organization, Authority and Qualification of the Company. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the state of Delaware and has full limited liability company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Section 3.02 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary except whether the failure to be so qualified or licensed would not have a Material Adverse Effect. All limited liability company actions taken by the Company in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing.

Section 3.03 Capitalization.

(a) Seller is the record owner of and has good and valid title to the Membership Interests, free and clear of all Encumbrances. The Membership Interests have been duly authorized and validly issued. The Membership Interests constitute 100% of the total issued and outstanding equity interests in the Company. Upon consummation of the transactions contemplated by this Agreement, Buyer shall own all of the Membership Interests, free and clear of all Encumbrances.

(b) The Membership Interests were issued in compliance with applicable Laws. The Membership Interests were not issued in violation of the Organizational Documents of the Company or any other agreement, arrangement or commitment to which Seller or the Company is a party and are not subject to or in violation of any preemptive or similar rights of any Person.

(c) There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to any membership interests in the Company or obligating Seller or the Company to issue or sell any membership interests (including the Membership Interests), or any other interest, in the Company. Other than the Organizational Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Membership Interests.

(d) Each Subsidiary of the Company is wholly-owned, directly or indirectly, by the Company, and the Company is the record owner of and has good and valid title to the equity interests of its Subsidiaries, free and clear of all Encumbrances. All of the outstanding equity securities of the Company and each of its Subsidiaries are duly authorized and validly issued, and were not issued in violation of, and are not subject to, any preemptive rights or in violation of any applicable Federal or state securities Laws. There are no outstanding options, warrants, calls, demands, stock appreciation rights, Contracts or other rights of any nature to purchase, obtain or acquire, or otherwise relating to, or any outstanding securities or obligations convertible into or exchangeable for, or any voting agreements or any other similar contract, agreement, arrangement, commitment, plan or understanding restricting or otherwise relating to the issuance, sale, purchase, redemption, conversion, exchange, registration, voting, dividend, ownership or transfer rights of any equity securities of the Company or any of its Subsidiaries. There are no outstanding or authorized stock appreciation, phantom equity, profit participation or similar rights with respect to the Company or any of its Subsidiaries.

Section 3.04 Subsidiaries. Section 3.04 of the Disclosure Schedules sets forth a complete list indicating, as of the date of this Agreement, each direct and indirect Subsidiary of the Company, and with respect to each such Subsidiary of the Company: the type of entity of such Subsidiary, and the jurisdictions of organization and foreign qualification of such Subsidiary. Except for the Subsidiaries listed in Section 3.04 of the Disclosure Schedules, the Company does not have any direct or indirect equity investment or other investment in any Person. Each Subsidiary of the Company is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of its jurisdiction of incorporation or formation. Each Subsidiary of the Company has all requisite power and authority to own, lease and operate its properties and to carry on its business. Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing (to the extent applicable) as a foreign organization in each jurisdiction in which the conduct of its business or the ownership, leasing, holding or use of its properties makes such qualification necessary except whether the failure to be so qualified or licensed would not have a Material Adverse Effect.

Section 3.05 No Conflicts; Consents. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Seller, the Company, or the Subsidiaries of the Company; (b) conflict with or result in a violation or breach in any material respect, of any provision of any Law or Governmental Order applicable to Seller, the Company, or the Subsidiaries of the Company; (c) except as set forth in Section 3.05 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which Seller, the Company, or the Subsidiaries of the Company is a party or by which Seller, the Company or the Subsidiaries of the Company is bound or to which any of their respective properties and assets are subject or any material Permit affecting the properties, assets or business of the Company or its Subsidiaries; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Company or its Subsidiaries. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Seller, the Company, or the Subsidiaries of the Company in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.06 Financial Statements. Section 3.06 of the Disclosure Schedules sets forth the unaudited, consolidated balance sheets, statements of cash flow, statements of income and other financial information of the Company as at December 31 in each of the years 2015, 2014 and 2013, and March 31, 2016 (the “Unaudited Financial Information”). The Unaudited Financial Information is based on the books and records of the Company and its Subsidiaries, and fairly presents, in all material respects, the financial condition of the Company and its Subsidiaries as of the respective dates, and the results of the operations of the Company for the periods, indicated. The Unaudited Financial Information is derived from consolidated financial information of the Seller based on generally accepted accounting principles of the United States of America as in effect from time to time, applied consistently throughout the periods involved, except as set forth on Section 3.06 of the Disclosure Schedules, and subject, in the case of any interim Unaudited Financial Information provided, to normal and recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not materially differ from the information presented in the Unaudited Financial Information).

Section 3.07 Undisclosed Liabilities. The Company and its Subsidiaries have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected on the Unaudited Financial Information, (b) those which have been incurred in the ordinary course of business consistent with past practice since March 31, 2016, and (c) those disclosed in Section 3.07 of the Disclosure Schedules.

Section 3.08 Absence of Certain Changes, Events and Conditions. Since March 31, 2016, there has not been, with respect to the Company or any of its Subsidiaries, any:

(a) event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of the Organizational Documents of the Company or any of its Subsidiaries;

(c) split, combination or reclassification of any membership interests in the Company or the equity interests of any Subsidiary of the Company;

(d) issuance, sale or other disposition of, or creation of any Encumbrance on, any membership interests in the Company or equity interest in any Subsidiary of the Company, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any membership interests or equity interest in the Company or any of its Subsidiaries;

(e) declaration or payment of any distributions on or in respect of any membership interests in the Company or equity interest in any Subsidiary, or redemption, purchase or acquisition of any of the Company’s outstanding membership interests or any equity interest of any Subsidiary of the Company, other than cash distributions to Seller that would cause Estimated Closing Working Capital to be less than the Target Working Capital;

(f) material change in any method of accounting or accounting practice of the Company or any Subsidiary thereof, except as required by GAAP or as disclosed in the notes to the Unaudited Financial Information;

(g) material change in the Company’s (or any Subsidiary of the Company’s) cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(i) transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet, except in the ordinary course of business consistent with past practice, or cancellation of any debts or entitlements;

(j) transfer, assignment or grant of any license or sublicense of any material rights under or with respect to any Company Intellectual Property or Company IP Agreements;

(k) material damage, destruction or loss (whether or not covered by insurance) to its property;

(l) any capital investment in, or any loan to (or forgiveness of any loan to), any other Person, except non-material loans to employees made in the ordinary course of business consistent with past practice;

(m) acceleration, termination, material modification to or cancellation of any Material Contract to which the Company or any of its Subsidiaries is a party or by which it is bound;

(n) any material capital expenditures;

(o) imposition of any material Encumbrance upon any of the Company’s (or any Subsidiary of the Company’s) material properties or assets, tangible or intangible that is not by its terms released as of the Closing;

(p) (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current or former employees, officers, managers, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law, and in the ordinary course of business consistent with past practice, (ii) change in the terms of employment for any employee or any termination of any employees for which the aggregate costs and expenses exceed $35,000, or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, manager, independent contractor or consultant;

(q) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer except to fill a vacancy in the ordinary course of business consistent with past practice;

(r) adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, manager, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

(s) entry into any transaction with any Affiliate or any of their members or current or former managers, officers and employees or any other respective Affiliates;

(t) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(u) adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(v) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $25,000, individually (in the case of a lease, per annum) or $75,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(w) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof;

(x) action by the Company or any of its Subsidiaries to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of materially increasing the Tax liability or reducing any Tax asset of Buyer in respect of any Post-Closing Tax Period; or

(y) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.09 Material Contracts.

(a) Section 3.09(a) of the Disclosure Schedules lists each of the following Contracts of the Company and/or its Subsidiaries (such Contracts, together with all Contracts concerning the occupancy, management or operation of any Real Property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(b) of the Disclosure Schedules and all Company IP Agreements set forth in Section 3.11(b) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company or any Subsidiary thereof currently in place involving aggregate annual consideration in excess of $100,000 and which, in each case, cannot be cancelled by the Company or the applicable Subsidiary without penalty or without more than thirty (30) days’ notice;

(ii) all Contracts that require the Company or any Subsidiary thereof to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) other than usual and customary indemnification provisions included in Contracts for the sale of products or services (including contracts with publishers and advertisers), all Contracts that provide for the indemnification by the Company or any Subsidiary thereof of any Person or the assumption of any Tax, environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

(v) all material broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts to which the Company or any Subsidiary thereof is a party;

(vi) all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party and which are not cancellable without material penalty or without more than 30 days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Company Indebtedness (including, without limitation, guarantees) of the Company and/or its Subsidiaries;

(viii) all Contracts with any Governmental Authority to which the Company or any of its Subsidiaries is a party (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company or any Subsidiary of the Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

(x) any Contracts to which the Company or any Subsidiary of the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company or any Subsidiary thereof;

(xi) all Contracts between or among the Company or any of its Subsidiaries, on the one hand, and Seller or any Affiliate of Seller or any of its members, managers, officers, employees or any of their respective Affiliates (including the Company) on the other hand;

(xii) all collective bargaining agreements or Contracts with any Union to which the Company or any Subsidiary thereof is a party;

(xiii) all Intellectual Property Licenses; and

(xiv) any other Contract that is material to the Company or any Subsidiary of the Company and not previously disclosed pursuant to this Section 3.09.

(b) None of the Company or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Material Contract. Each Material Contract is valid and binding in accordance with its terms and in full force and effect, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general principles of equity, regardless of whether enforcement is sought in equity or in law. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.

Section 3.10 Title to Assets; Real Property.

(a) Neither the Company nor any of its Subsidiaries own any Real Property. The Company and each of its Subsidiaries has a valid leasehold interest in all Real Property and good and valid title to all personal property and other assets as is reasonably required in, or material to, the conduct of its business, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice. All such properties and assets (including leasehold interests) are free and clear of Encumbrances except for the following (collectively referred to as “Permitted Encumbrances”):

(i) liens for Taxes not yet due and payable;

(ii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company or any Subsidiary thereof;

(iii) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company or any Subsidiary thereof;

(iv) liens set forth on Section 3.10(a)(iv) of the Disclosure Schedules; or

(v) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company or any Subsidiary thereof.

(b) With respect to leased Real Property, Seller has delivered or made available to Buyer true, complete and correct copies of the lease and assignments thereof under which the Company occupies the relevant Real Property and as listed in Section 3.10(b) of the Disclosure Schedules (the “Lease Documents”), and there have been no amendments, renewals or extensions thereto. Except as set forth in the Lease Documents, neither the Company nor any of its Subsidiaries is a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s (or its Subsidiaries’) business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement in any manner. There are no material Actions pending nor, to the Seller’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

(c) All tangible personal property of the Company and each of its Subsidiaries are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put.

Section 3.11 Intellectual Property.

(a) Section 3.11(a) of the Disclosure Schedules lists all (i) Company IP Registrations and (ii) Company Intellectual Property, including Software, that are not registered but that are material to the Company’s business or operations. All required filings and fees related to the Company IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Company IP Registrations are otherwise valid and in good standing.

(b) Section 3.11(b) of the Disclosure Schedules lists all Company IP Agreements. Each Company IP Agreement is valid, binding, and enforceable and is in full force and effect. Neither the Company nor any other party thereto is in breach of or default under, or has provided or received any notice of breach or default of or any intention to terminate, any Company IP Agreement. All Software used by the Company and/or its Subsidiaries is either owned by the Company or its Subsidiaries or is licensed from third parties and used pursuant to, and within the scope of, a valid license or other enforceable right and is not an unauthorized version or copy.

(c) Except as set forth in Section 3.11(c) of the Disclosure Schedules, the Company or a Subsidiary of the Company is the sole and exclusive legal and beneficial owner, and with respect to the Company IP Registrations record owner, of all right, title and interest in and to the Company Intellectual Property, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the Company’s current business or operations, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Company and/or Subsidiaries have the sole right to bring actions for infringement or unauthorized use of the Company Intellectual Property. Without limiting the generality of the foregoing, the Company or a Subsidiary of the Company has entered into binding, written agreements with every current and former employee of the Company and/or any Subsidiary thereof, and with every current and former independent contractor, whereby such employees and independent contractors (i) assign to the Company and/or its Subsidiary, as applicable, any and all ownership interest and right they may have in Company Intellectual Property; (ii) acknowledge the Company’s and/or its Subsidiaries’ exclusive ownership of all Company Intellectual Property; and (iii) agree to not disclose and keep in strict confidence all Company Intellectual Property and all confidential information related thereto. Seller has provided Buyer with true and complete copies of all such agreements. No current or former employee or independent contractor of the Company and/or any Subsidiary or any other Person has any right, claim, or interest to any of the Company Intellectual Property. No employee, consultant, or contractor of the Company has been, is, or will be performing services for the Company and/or a Subsidiary in breach of any term of any employment, invention disclosure or assignment, confidentiality, or noncompetition agreement or other restrictive covenant or order.

(d) The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Company’s or any of its Subsidiary’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Company’s (or such Subsidiary’s, as applicable) business or operations as currently conducted.

(e) The Company’s and/or its Subsidiaries’ rights in the Company Intellectual Property are valid, subsisting and enforceable. The Company and each of its Subsidiaries have taken all reasonable steps to maintain the Company Intellectual Property and to protect and preserve the confidentiality of all trade secrets included in the Company Intellectual Property, including requiring all Persons having access thereto to execute written non-disclosure agreements. No Company or Subsidiary has taken any action that could result in the abandonment, cancellation, or unenforceability of any Company Intellectual Property. No Company or Subsidiary has disclosed, delivered, licensed or otherwise made available, or has a duty or obligation (whether present, contingent or otherwise) to disclose, deliver, license or otherwise make available, any source code for Software owned by a Company and/or Subsidiary.

(f) The conduct of the Company’s and/or its Subsidiaries’ business as currently and formerly conducted, and the products, processes and services of the Company or any Subsidiary thereof, have not infringed, misappropriated, diluted or otherwise violated, and do not and will not infringe, dilute, misappropriate or otherwise violate the Intellectual Property or other rights of any Person. As of the date hereof, neither the Company nor any Subsidiary has received any notice alleging its infringement upon any Intellectual Property of any Person, and there are no current or threatened claims by any Person that the Company or a Subsidiary has infringed, violated, or misappropriated the Intellectual Property of any Person. No Person has infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating, any Company Intellectual Property.

(g) There are no Actions (including any oppositions, interferences, re-examinations, or inter partes proceedings) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Company or any of its Subsidiaries; (ii) challenging the validity, enforceability, registrability or ownership of any Company Intellectual Property or the Company’s rights with respect to any Company Intellectual Property; or (iii) by the Company, any of its Subsidiaries or any other Person alleging any infringement, misappropriation, dilution or violation by any Person of the Company Intellectual Property. Neither the Company nor any of its Subsidiaries is subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Company Intellectual Property.

(h) Section 3.11(h) of the Disclosure Schedules sets forth a correct, current and complete list of each item of Open Source Software that is or has been used by a Company or Subsidiary in the conduct of its business or in the development of or incorporated into, provided to any Person as a service, or otherwise made available with, any Company Intellectual Property, and for each such item of Open Source Software, (A) the applicable Intellectual Property, and (B) the name and version number of the applicable license agreement. The Company and Subsidiaries have complied in all material respects with all notice, attribution and other requirements of each license applicable to the Open Source Software disclosed in Section 3.11(h) of the Disclosure Schedules. No Company or Subsidiary has used any Open Source Software in a manner that does, will or would reasonably be expected to, require the (A) disclosure or distribution of any Company Intellectual Property in source code form, (B) license or otherwise provide any Company Intellectual Property on a royalty-free basis, or (C) grant of any patent license, non-assertion covenant or other rights under any material Company Intellectual Property or rights to modify, make derivative works based on, decompile, disassemble or reverse engineer any Company Intellectual Property.

Section 3.12 Intellectual Property Licenses. Section 3.12 of the Disclosure Schedules sets forth a complete and correct list of all written licenses and arrangements (other than ordinary course licenses of commercially available Software (including Software provided as a service and non-exclusive licenses granted by the Company and its Subsidiaries in the ordinary course of business), (i) pursuant to which the use by any Person of any material Intellectual Property is permitted by the Company or any of its Subsidiaries or (B) pursuant to which the use by the Company or any of its Subsidiaries of any material Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”). To Seller’s Knowledge, the Intellectual Property Licenses are valid, binding and enforceable between the Company or a Subsidiary thereof, as applicable, and the other parties thereto and are in full force and effect. There is no material default under any Intellectual Property License by the Company, any of its Subsidiaries, or, to Seller’s Knowledge, by any other party thereto. Except as set forth in Section 3.12 of the Disclosure Schedules, all Software used by the Company and/or its Subsidiaries is either owned by the Company, its Subsidiaries or licensed from third parties and used pursuant to, and within the scope of, a valid license or other enforceable right and is not an authorized version or copy.

Section 3.13 Data Privacy and Security.

(a) All Personal Data that is or previously has been collected, stored, maintained, possessed or otherwise used or controlled by or on behalf of the Company and its Subsidiaries, has been collected, stored, maintained and used in accordance with all applicable Laws, contracts, and industry standards, the Company’s own privacy policy or service agreement under which such Personal Data was collected and the privacy policies or service agreement under which such Personal Data was collected by any Subsidiary of the Company, and any other policies of the Company and/or any Subsidiary of the Company concerning data protection and with all applicable Laws governing the collection, sharing, use, storage, disclosure, transfer or security from unauthorized disclosure of such Personal Data. Seller has proof of opt in for all email addresses included in Personal Data and proof of express written consent for all telephone numbers that have been sold to lead generation purchasers by the Company or any of its Subsidiaries since January 1, 2014.

(b) Neither the Company nor any Subsidiary of the Company has received a notice of noncompliance with applicable data protection Laws, or industry standards or the Company’s privacy policy or the privacy policies of any Subsidiary of the Company nor has there been any investigation by a Governmental Authority related to same. The Company and each Subsidiary of the Company have made all registrations that the Company and each Subsidiary of the Company are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, and have paid all fees due with respect thereto.

(c) At all times during which the Company or any Subsidiary of the Company has collected, stored, maintained or otherwise used data, the Company and each Subsidiary of the Company have privacy policies or statements describing the data collected, and the manner in which it used and disclosed such data, and the Company’s and each of its Subsidiaries’ practices are in substantial compliance with (i) their then-current internal or customer-facing or consumer-facing privacy policy or data security policy or statement, including the privacy policy or statement posted on the Company’s and each of its Subsidiaries’ websites, (ii) their customers’ and vendors’ privacy policies, when required to do so by contract, and (iii) any policy or agreement in connection with each third party servicing, outsourcing or similar arrangement, contractually obligated any service provider that has access to Personal Data to (A) comply in all respects with the Laws described in this Section with respect to any Personal Data acquired from or with respect to the Company and/or its Subsidiaries, (B) take industry standard steps to protect and secure from unauthorized disclosure any Personal Data acquired from or with respect to the Company and/or its Subsidiaries, and (C) to restrict use of any Personal Data acquired from or with respect to the Company to those authorized or required under the servicing, outsourcing or similar arrangement (each such foregoing policy or statement collectively referred to herein as “Privacy Statements”). With respect to Personal Data collected from individuals pursuant to any Privacy Statement other than a Privacy Statement currently in effect, there are no differences between such previous Privacy Statements and Current Privacy Statements that would materially affect the Company’s or its Subsidiaries’ ability to retain, use or disclose such information in the same manner and to the same extent as it may retain, use and disclose information pursuant to its Privacy Statements currently in effect.

(d) The Company and each Subsidiary of the Company have implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any Personal Data. The Company and each Subsidiary of the Company have adequate technological and procedural measures and internal controls in place to protect Personal Data collected by the Company or any Subsidiary of the Company against loss, theft, and unauthorized access or disclosure which would have a Material Adverse Effect.

(e) There has been no material data security breach of any computer systems or networks or unauthorized use of any Personal Data that is owned, used, stored, received, or controlled by or on behalf of the Company and/or any Subsidiary of the Company. There has been no material privacy breach of any Personal Data that is owned, used, stored, received, or controlled by or on behalf of the Company or any Subsidiary of the Company No claims are pending or threatened or likely to be asserted against the Company or any Subsidiary of the Company by any Person alleging a violation of any applicable Laws or rights relating to privacy, Personal Data, or any other confidentiality rights under any applicable Laws, policies or procedures.

(f) The Company and each Subsidiary of the Company have the full power and authority to transfer any and all rights in any individual’s Personal Data in the Company’s and any of its Subsidiaries’ possession or control to Buyer and its Affiliates. Neither the Company nor any Subsidiary of the Company is subject to any obligation that would prevent Company and the Subsidiaries of the Company from using the Personal Data in a manner consistent with any Law or industry standard regarding the collection, retention, use, or disclosure of such information.

(g) The Company and each Subsidiary of the Company do not knowingly collect information from or about, or target, children under the age of thirteen (13), nor has the Company nor any Subsidiary ever knowingly done so.

(h) To Seller’s Knowledge, no Person has commenced any Action relating to the Company’s or its Subsidiaries’ information privacy or data security practices, including with respect to the access, disclosure or use of customer Data or Personal Data that is or previously has been possessed or otherwise controlled by or on behalf of the Company or any of its Subsidiaries, or threatened any such Action, or made any complaint, investigation or inquiry relating to such practices.

Section 3.14 Accounts Receivable & Accounts Payable.

(a) The accounts receivable reflected in the Closing Working Capital and the Unaudited Financial Information: (a) have arisen from bona fide transactions entered into by the Company and/or its Subsidiaries involving the sale of goods or the rendering of services in the ordinary course of business and consistent with past practice; and (b) constitute only valid, undisputed claims of the Company and/or its Subsidiaries, not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice and, subject to the reserve for bad debts on the accounting records of the Company and are, to Seller’s Knowledge collectible in the ordinary course consistent with past practice. The reserve for bad debts on the accounting records of the Company has been determined in accordance with GAAP.

(b) All accounts payable of the Company and its Subsidiaries have arisen in bona fide arm’s-length transactions in the ordinary course of business and have been paid or are not yet due and payable, except for accounts payable that are being disputed in good faith.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules lists (i) the top twenty (20) customers in terms of revenues earned by the Company and/or any Subsidiary of the Company for goods or services for each of the two most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of revenue earned from each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, neither the Company nor any Subsidiary of the Company has received any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company and/or any Subsidiary of the Company, as applicable.

(b) Section 3.15(b) of the Disclosure Schedules sets forth (i) the top twenty (20) suppliers to whom the Company and or any Subsidiary thereof has incurred costs and expenses for goods or services rendered for each of the two most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(b) of the Disclosure Schedules, neither the Company nor any Subsidiary thereof has received any notice, and/or has any reason to believe, that any of its Material Suppliers has ceased, or intends to cease, to supply goods or services to the Company or any Subsidiary thereof, or to otherwise terminate or materially reduce its relationship with the Company and/or any Subsidiary, as applicable.

(c) Section 3.15(a) of the Disclosure Schedules and Section 3.15(b) of the Disclosure Schedules, in the aggregate, include (i) the top twenty advertiser agreements to which the Company and/or its Subsidiaries are a party, as measured by earned revenues under such agreements, for each of the two most recent fiscal years (collectively, the “Material Advertiser Agreements”) and (ii) the top twenty publisher agreements to which the Company and/or its Subsidiaries are a party, as measured by incurred expenses under such agreements, for each of the two most recent fiscal years (collectively, the “Material Publisher Agreements”).

Section 3.16 Insurance. Seller or its Affiliates (including the Company) have maintained insurance policies for the past three (3) years, and will maintain insurance policies in full force and effect up until the Closing Date with respect to the Company and its Subsidiaries of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and/or its Subsidiaries and are sufficient for compliance with all applicable Laws and Contracts to which the Company and/or any of Subsidiary of the Company is a party or by which it is bound. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company or any of its Subsidiaries pending under any such insurance policies and, to Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any claim under any such insurance policies.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to Seller’s Knowledge, threatened (a) against or by the Company or its Subsidiaries affecting any of its properties or assets (or by or against Seller or any Affiliate thereof and relating to the Company or any of its Subsidiaries); or (b) against or by the Company, its Subsidiaries, Seller or any Affiliate of Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. To Seller’s Knowledge, no event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company, its Subsidiaries or any of their respective properties or assets.

(c) Except as set forth in Section 3.17(c) of the Disclosure Schedules, none of the Company or any of its Subsidiaries have had since January 1, 2015 any complaints or notices or Actions from or by any Persons, including but not limited to customers of the Company or any of its Subsidiaries, whether to the Company, its Subsidiaries or any Governmental Authority, and there exists no reasonable basis to believe that any Governmental Authority or any other Person would receive any such notice, complains or Actions as result of any actions, inactions or practices of the Company and/or its Subsidiaries.

Section 3.18 Compliance With Laws; Permits.

(a) The Company and each of its Subsidiaries have complied within the past five (5) years, and are in compliance in all material respects with all Laws applicable to it or its business, properties or assets.

(b) All Permits required for the Company and/or its Subsidiaries to conduct its or their business have been obtained and are valid and in full force and effect. All fees and charges with respect to such Permits due and payable on or prior to the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current material Permits issued to the Company or any Subsidiary thereof, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, could reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Environmental Matters.

(a) The Company and each of its Subsidiaries are currently and have been in compliance in all material respects with all Environmental Laws and has not, and the Seller has not, received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company and each of its Subsidiaries have obtained and remain in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and its Subsidiaries, as applicable, and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by Seller through the Closing Date in accordance with Environmental Law, and none of Seller, its Subsidiaries or the Company is aware of any condition, event or circumstance that might prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company or any of its Subsidiaries as currently carried out.

(c) No real property currently or formerly owned, operated or leased by the Company and/or any Subsidiary thereof is listed on, or has been proposed for listing on, the National Priorities List (or CERCLIS) under CERCLA, or any similar state list.

(d) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any Subsidiary thereof, or any real property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, and none of the Company, its Subsidiaries, or Seller has received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company and/or its Subsidiaries (including soils, groundwater, surface water, buildings and other structure located on any such real property) have been contaminated with any Hazardous Material which could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, Seller, the Company or any Subsidiary of the Company.

(e) Section 3.19(e) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company or any Subsidiary of the Company.

(f) Section 3.19(f) of the Disclosure Schedules contains a complete and accurate list of all off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, its Subsidiaries, or Seller and any predecessors as to which the Company, its Subsidiaries, or Seller may retain liability, and none of these facilities or locations has been placed or proposed for placement on the National Priorities List (or CERCLIS) under CERCLA, or any similar state list, and none of Seller, the Company, or its Subsidiaries has received any Environmental Notice regarding potential liabilities with respect to such off-site Hazardous Materials treatment, storage, or disposal facilities or locations used by the Company, its Subsidiaries or Seller.

(g) None of Seller, the Company or any Subsidiary of the Company has retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(h) Seller has provided or otherwise made available to Buyer and listed in Section 3.19(h) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Seller, the Company or any Subsidiary of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(i) Neither the Seller nor the Company is aware of or reasonably anticipates, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that might, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company or any Subsidiary of the Company as currently carried out.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each Benefit Plan that the Company or any ERISA Affiliate has maintained, sponsored, contributed to, or could have been required to be contributed to during the last three years (each, a “Disclosed Benefit Plan”). Seller has separately identified in Section 3.20(a) of the Disclosure Schedules (i) each Disclosed Benefit Plan that contains a change in control provision and (ii) each Disclosed Benefit Plan primarily for the benefit of employees outside of the United States (a “Non-U.S. Benefit Plan”).

(b) With respect to each Benefit Plan, Seller has made available to Buyer accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other written communications (or a description of any oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three (3) most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the three (3) most recently completed plan years; (viii) the most recent nondiscrimination tests performed under the Code; and (ix) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and related trust (other than any multiemployer plan within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”) has been established, administered and maintained in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its ERISA Affiliates or, with respect to any period on or after the Closing Date, Buyer or any of its Affiliates, to a penalty under Section 502 of ERISA or to tax or penalty under Section 4975 of the Code. All benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, GAAP. All Non-U.S. Benefit Plans that are intended to be funded and/or book-reserved are funded and/or book-reserved, as appropriate, based upon reasonable actuarial assumptions.

(d) Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title I or Title IV of ERISA or related provisions of the Code or applicable local Law relating to employee benefit plans; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan; or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA.

(e) With respect to each Benefit Plan (i) no such plan is a Multiemployer Plan; (ii) neither the Company nor any ERISA Affiliate has incurred any withdrawal liability under Title IV of ERISA; (iii) no such plan is a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA); (iv) no Action has been initiated by the Pension Benefit Guaranty Corporation to terminate any such plan or to appoint a trustee for any such plan; (v) no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and none of the assets of the Company or any ERISA Affiliate is, or may reasonable be expected to become, the subject of any lien arising under Section 302 of ERISA or Section 412(a) of the Code, no such plan is subject to the minimum funding standards of Section 412 of the Code or Title IV of ERISA, and no such plan has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; and (iv) no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any such plan.

(f) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Buyer, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in a termination event. Neither the Company nor any Subsidiary of the Company has any commitment or obligation or has made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the transactions contemplated by this Agreement or otherwise.

(g) Other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or applicable state law or otherwise at the expense of the participant or the participant’s beneficiary, no Benefit Plan provides post-termination or retiree welfare benefits to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits.

(h) There is no pending or, to Seller’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three (3) years prior to the date hereof been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority.

(i) There has been no amendment to, announcement by Seller, the Company or any of their Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable.

(j) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company and its Subsidiaries do not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(k) Each individual who is classified by the Company or any Subsidiary thereof as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(l) Neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) except as set forth on Section 3.20(l) of the Disclosure Schedules, entitle any current or former manager, officer, employee, independent contractor or consultant of the Company or any Subsidiary thereof to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company or any Subsidiary thereof to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; or (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code. Seller has made available to Buyer true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the transactions.

Section 3.21 Employment Matters.

(a) Section 3.21(a) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company and its Subsidiaries as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name; (ii) title or position (including whether full or part time); (iii) hire date; (iv) current annual base compensation rate; (v) commission, bonus or other incentive-based compensation; and (vi) a description of the fringe benefits provided to each such individual as of the date hereof. As of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company and/or its Subsidiaries for services performed on or prior to the date hereof have been paid in full (or accrued in full on the balance sheet contained in the Closing Working Capital Statement) and there are no outstanding agreements, understandings or commitments of the Company or any Subsidiary with respect to any compensation, commissions or bonuses.

(b) Neither the Company nor any Subsidiary of the Company is, or has been for the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company or any of its Subsidiaries, and no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. There has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company, its Subsidiaries, or any of its employees. Neither the Company nor any Subsidiary thereof has any duty to bargain with any Union.

(c) The Company, and each of its Subsidiaries, are and have been in compliance with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’

compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by the Company and/or any Subsidiary of the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company and its Subsidiaries classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified. There are no Actions against the Company and/or its Subsidiaries pending, or to the Seller’s Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern or independent contractor of the Company or any Subsidiary thereof, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Laws.

(d) The Company and its Subsidiaries have fewer than 100 employees.

(e) With respect to each Government Contract, the Company and its Subsidiaries are and have been in compliance in all material respects with Executive Order No. 11246 of 1965 (“E.O. 11246”), Section 503 of the Rehabilitation Act of 1973 (“Section 503”) and the Vietnam Era Veterans’ Readjustment Assistance Act of 1974 (“VEVRAA”), including all implementing regulations. The Company and each Subsidiary maintains and complies with affirmative action plans in compliance with E.O. 11246, Section 503 and VEVRAA, including all implementing regulations. The Company is not, and has not been for the past three (3) years, the subject of any audit, investigation or enforcement action by any Governmental Authority in connection with any Government Contract or related compliance with E.O. 11246, Section 503 and VEVRAA. Neither the Company, nor any Subsidiary, has not been debarred, suspended or otherwise made ineligible from doing business with the United States government or any government contractor.

Section 3.22 Taxes. Except as set forth in Section 3.22 of the Disclosure Schedules:

(a) All Tax Returns required to be filed on or before the Closing Date by the Company and each Subsidiary thereof have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all respects. All Taxes due and owing by the Company or any Subsidiary thereof (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) The Company and each Subsidiary thereof has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No claim has been made by any taxing authority in any jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or any Subsidiary thereof.

(e) The amount of the Company’s (and/or any Subsidiary of the Company’s) Liability for unpaid Taxes for all periods ending on or before December 31, 2015 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected in the Unaudited Financial Information. The amount of the Company’s (and/or any Subsidiary of the Company’s) Liability for unpaid Taxes for all periods following the end of the recent period covered by the Unaudited Financial Information shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Company and/or any Subsidiary of the Company (and which accruals shall not exceed comparable amounts incurred in similar periods in prior years).

(f) Section 3.22(f) of the Disclosure Schedules sets forth:

(i) the taxable years of the Company and/or its Subsidiaries as to which the applicable statutes of limitations on the assessment and collection of Taxes have not expired;

(ii) those years for which examinations by the taxing authorities have been completed; and

(iii) those taxable years for which examinations by taxing authorities are presently being conducted.

(g) All deficiencies asserted, or assessments made, against the Company and/or any Subsidiary thereof as a result of any examinations by any taxing authority have been fully paid.

(h) Neither the Company nor any Subsidiary thereof is a party to any Action by any taxing authority. There are no pending or threatened Actions by any taxing authority.

(i) Seller has delivered to Buyer copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company and/or any Subsidiary of the Company for all Tax periods ending after December 31, 2013.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or any Subsidiary thereof.

(k) Neither the Company nor any Subsidiary of the Company is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement.

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.

(m) The Company has not been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes. The Company has no Liability for Taxes of any Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract or otherwise.

(n) The Company and each Subsidiary thereof has been treated as a disregarded entity for US federal income tax purposes and has been so treated in all Tax years for which Seller has directly or indirectly owned membership interests in the Company and its Subsidiaries. Neither the Company nor any Subsidiary of the Company has made an election to be treated as a corporation for US federal, state, local or foreign tax purposes.

(o) Neither the Company nor any Subsidiary thereof will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws), or use of an improper method of accounting, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring on or prior to the Closing Date; or

(iii) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law.

(p) Seller is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(q) The Company has not been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(r) Neither the Company nor any Subsidiary thereof is or has been a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b).

(s) Section 3.22(s) of the Disclosure Schedules sets forth all foreign jurisdictions in which the Company or any Subsidiary thereof is subject to Tax, is engaged in business or has a permanent establishment.

Section 3.23 Restricted Securities. Seller understands and acknowledges that, until such time that such shares of Common Stock are registered, all shares of Common Stock issued to Seller hereunder will be “restricted securities” within the meaning of Rule 144 under the Securities Act and may be offered, sold, pledged or otherwise transferred by Seller, directly or indirectly, only pursuant to an effective registration statement meeting the requirements of the Securities Act or in a transaction that is exempt from or not subject to the registration requirements of the Securities Act and all applicable state securities Laws. Seller acknowledges and understands that, upon the original issuance of such shares of Common Stock, and until such time as the same is no longer required under applicable requirements of the Securities Act, certificates representing such shares of Common Stock and all certificates issued in exchange therefor or in substitution thereof, shall bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FROM THE ISSUER WITHOUT BEING REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) AND ARE RESTRICTED SHARES AS THAT TERM IS DEFINED UNDER RULE 144, PROMULGATED UNDER THE SECURITIES ACT. THESE SHARES MAY NOT BE SOLD, PLEDGED, TRANSFERRED, DISTRIBUTED, OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS SUCH SHARES ARE REGISTERED UNDER THE SECURITIES ACT OR IN A TRANSACTION THAT IS EXEMPT FROM OR NOT SUBJECT TO SUCH REGISTRATION REQUIREMENTS.

Section 3.24 Brokers. Except as set forth in Section 3.24 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Seller.

Section 3.25 Business Continuity. None of the Software, computer hardware (whether general or special purpose), telecommunications capabilities (including all voice, data and video networks) and other similar or related items of automated, computerized, and/or software systems and any other networks or systems and related services that are used by or relied on by the Company or any of its Subsidiaries in the conduct of its business (collectively, the “Systems”) have experienced material bugs, failures, breakdowns, or continued substandard performance in the past twelve (12) months that has caused any material disruption or interruption in or to the use of any such Systems by the Company or any of its Subsidiaries.

Section 3.26 Books and Records. The minute books of the Company and its Subsidiaries have been made available to Buyer, have been maintained in accordance with sound business practices, and contain all material actions of the Company’s and its Subsidiaries’ members or managers in the operation of the Company’s or its Subsidiaries’ business. The minute books of the Company and its Subsidiaries contain accurate and complete copies, in all material respects, of all such meetings, and actions taken by written consent of the members and the managers. At the Closing, all of such books and records will be in the possession of the Company.

Section 3.27 No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), neither Seller nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Seller, including any representation or warranty as to the accuracy or completeness of any information regarding the Company and/or its Subsidiaries furnished or made available to Buyer, or as to the future revenue, profitability or success of the Company’s business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Except as reasonably apparent from a reading of the SEC Reports, or as set forth in the correspondingly numbered Section of the Disclosure Schedules, Buyer represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date hereof.

Section 4.01 Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of the state of Delaware. Buyer has full corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Buyer enforceable against Buyer in accordance with its terms (except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general principles of equity, regardless of whether enforcement is sought in equity or in law).

Section 4.02 Capitalization. The authorized capital stock of Buyer consists of 200,000,000 shares of Common Stock, of which 48,244,285 were outstanding as of the date hereof, 10,000,000 shares of Series A Preferred Stock, of which 0 shares were outstanding as of the date hereof, and 10,000,000 shares of Series B Preferred Stock, of which 0 shares were outstanding as of the date hereof. All of the issued and outstanding shares of Common Stock and shares of Preferred Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have been issued in compliance with all applicable Laws. Other than (x) 6,768,813 shares of Common Stock reserved for issuance under the Buyer Equity Incentive Plan and 2008 Share Incentive Plan, and (y) 1,020,103 shares of Common Stock reserved for issuance underlying warrants, the

Company had no shares of Common Stock or shares of Preferred Stock reserved for issuance as of the date of this Agreement. Except as set forth above and in the SEC Reports, there are no outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, calls, commitments, preemptive or other rights or agreements of any kind that obligate Buyer to repurchase, redeem, acquire, issue or sell any shares of capital stock or other securities of Buyer or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or that give any Person a right to subscribe for or acquire, any securities of Buyer or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding.

Section 4.03 No Conflicts; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of Buyer, (b) conflict with or result in a material violation or breach of any provision of any Law or Governmental Order applicable to Buyer, or (c) except as set forth in Section 4.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any material contract to which Buyer or any of its Subsidiaries is a party or by which any of them is bound in a manner that could jeopardize the consummation of the transactions contemplated by this Agreement. Other than (i) Buyer’s filings with the SEC and (ii) Stockholder Approval in the event the Share Cap is exceed as a result the transactions contemplated by this Agreement or otherwise undertaken by Buyer in connection with this Agreement, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby.

Section 4.04 Brokers. Except as set forth in Section 4.04 of the Disclosure Schedules, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.

Section 4.05 Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.06 Issuance of Purchase Shares. The issuance of the Purchase Shares hereunder is duly authorized and, when issued and delivered in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, will have been issued in compliance with applicable securities Laws or exemptions therefrom, will not be issued in violation of any preemptive rights of any stockholder of Buyer or any other Person and shall be issued and delivered by Buyer to Seller, pursuant to this Agreement free of any Encumbrance, subject to the restrictions set forth herein and applicable securities Laws.

Section 4.07 Issuance of Shares Earnout Payment. The issuance of the shares in connection with the Earnout Payment, if and when issued, shall be duly authorized, duly and validly issued, fully paid and nonassessable, issued in compliance with applicable securities Laws or exemptions therefrom, will not be issued in violation of any preemptive rights of any stockholder of Buyer or any other Person and shall be issued and delivered by Buyer to Seller free of any Encumbrance, subject to the restrictions set forth herein and applicable securities Laws

Section 4.08 Buyer SEC Reports; Financial Statements. Since January 1, 2015, Buyer has timely filed or furnished all SEC Reports required to be filed or furnished by it. Each of the SEC Reports at the time of its filing or being furnished complied or if not yet filed or furnished, will comply in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the SEC Reports, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(a) The financial statements of Buyer included in the SEC Reports comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Such financial statements have been prepared in accordance with United States generally accepted accounting principles and practices as in effect from time to time and applied on a consistent basis throughout the periods involved, except that unaudited financial statements may not contain all footnotes required by such accounting principles, but otherwise comply with Article X of Regulations S-X in respect of condensed interim financial statements, and fairly present in all material respects the financial position of Buyer and its consolidated Subsidiaries as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited interim financial statements, to normal, immaterial, year-end audit adjustments.

(b) Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE MKT.

(c) Buyer maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by Buyer is recorded and reported on a timely basis to the individuals responsible for the preparation of Buyer’s SEC Reports and other public disclosure documents. Buyer maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the

Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Buyer, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Buyer are being made only in accordance with authorizations of management and directors of Buyer, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Buyer’s assets that could have a material effect on its financial statements. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by Buyer or any of its officers, directors, employees or agents pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act.

Section 4.09 No Other Representations and Warranties. Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), neither Buyer nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Buyer, including any representation or warranty as to the accuracy or completeness of any information regarding Buyer furnished or made available to Seller or any other Person, or as to the future revenue, profitability or success of Buyer’s business, or any representation or warranty arising from statute or otherwise in law.

ARTICLE V

COVENANTS

Section 5.01 Conduct of Business Prior to the Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Company and its Subsidiaries to, (x) conduct the business of the Company and its Subsidiaries in the ordinary course of business consistent with past practice; and (y) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Company and its Subsidiaries, and to preserve the rights, franchises, goodwill and relationships of its employees, customers, lenders, suppliers, regulators and others having business relationships with the Company and/or its Subsidiaries. Without limiting the foregoing, from the date hereof until the Closing Date, Seller shall:

(a) cause the Company and/or its Subsidiaries to pay their debts, Taxes and other obligations when due;

(b) cause the Company and/or its Subsidiaries to maintain the properties and assets owned, operated or used by the Company and/or its Subsidiaries, as applicable, in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

(c) cause the Company and/or its Subsidiaries to continue in full force and effect without modification all insurance policies, except as required by applicable Law;

(d) cause the Company and/or its Subsidiaries to defend and protect their properties and assets from infringement or usurpation;

(e) cause the Company and/or its Subsidiaries to perform all of their obligations under all Contracts relating to or affecting its properties, assets or business;

(f) cause the Company and/or its Subsidiaries to maintain their books and records in accordance with past practice;

(g) cause the Company and/or its Subsidiaries to comply in all material respects with all applicable Laws; and

(h) cause the Company and/or its Subsidiaries not to take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

Section 5.02 Access to Information. From the date hereof until the Closing, Seller shall, and shall cause the Company and/or its Subsidiaries to, (i) afford Buyer and its Representatives reasonable access to and the right to inspect all of the management, business, premises and books and records related to the Company and its Subsidiaries to the extent such access does not interfere, in any material respect, with the conduct of the business of Seller or the Company or any of their respective Subsidiaries and (ii) otherwise reasonably cooperate with Buyer in the investigation of the Company and its Subsidiaries. No investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Seller in this Agreement.

Section 5.03 No Solicitation of Other Bids.

(a) Seller shall not, and shall not authorize or permit any of its Affiliates (including the Company) or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. Seller shall immediately cease and cause to be terminated, and shall cause its Affiliates (including the Company) and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization or other business combination transaction involving the Company and/or its Subsidiaries; (ii) the issuance or acquisition of membership interests in the Company and/or its Subsidiaries; or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets.

(b) In addition to the other obligations under this Section 5.03, Seller shall promptly (and in any event within three (3) Business Days after receipt thereof by Seller or its Representatives) advise Buyer orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the Person making the same.

(c) Seller agrees that the rights and remedies for noncompliance with this Section 5.03 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Buyer and that money damages would not provide an adequate remedy to Buyer.

Section 5.04 Notice of Certain Events.

(a) From the date hereof until the Closing, Each party shall promptly notify the other in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by such party hereunder not being true and correct or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) A party’s receipt of information pursuant to this Section 5.04 shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the other party in this Agreement and shall not be deemed to amend or supplement the Disclosure Schedules.

Section 5.05 Resignations. Seller shall deliver to Buyer written resignations, effective as of the Closing Date, of the officers and managers of the Company and/or its Subsidiaries set forth on Section 5.05 of the Disclosure Schedules at least three (3) Business Days prior to the Closing.

Section 5.06 Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates to, hold, and shall use its reasonable best efforts to cause its or their respective Representatives to hold, in confidence any and all confidential and proprietary information, whether written or oral, concerning the Company and/or its Subsidiaries, except to the extent that Seller can show that such information (a) is generally available to and known by the public (other than as a result of a breach of this provision by Seller, any of its Affiliates or their respective Representatives); or (b) is lawfully acquired by Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation. If Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of Law, Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which Seller is advised by its counsel in writing is legally required to be disclosed, provided that Seller shall cooperate with Buyer (at Buyer’s expense) to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

Section 5.07 Non-competition; Non-solicitation.

(a) For a period of five (5) years commencing on the Closing Date (the “Restricted Period”), Seller shall not, and shall not permit its majority-in-interest member, controlled Affiliates of Seller and such majority-in-interest member, or any of their respective Subsidiaries to, directly or indirectly, (i) engage in or assist others in engaging in the Restricted Business in the Territory; (ii) have an interest in any Person that engages directly or indirectly in the Restricted Business in the Territory in any capacity, including as a partner, shareholder, member, manager, employee, principal, agent, trustee or consultant; or (iii) interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between the Company and/or its Subsidiaries, on the one hand, and customers or suppliers of the Company and/or its Subsidiaries, on the other. Notwithstanding the foregoing, Seller may own, directly or indirectly, solely as an investment, securities of any Person traded on a national security exchange, if Seller is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 5% or more of any class of securities of such Person.

(b) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, hire or solicit any employee or consultant of the Company or any Affiliate, or encourage any such employee or consultant to leave such employment or engagement, or hire any such employee or consultant who has left such employment or engagement, except pursuant to a general solicitation which is not directed specifically to any such employees or consultants.

(c) During the Restricted Period, Seller shall not, and shall not permit any of its Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of the Company and/or its Subsidiaries or potential clients or customers of the Company and/or its Subsidiaries for purposes of diverting their business or services from the Company and/or its Subsidiaries.

(d) Seller acknowledges that a breach or threatened breach of this Section 5.07 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

(e) Seller acknowledges that the restrictions contained in this Section 5.07 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 5.07 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 5.07 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 5.07 shall remain in full force and effect in the event of a breach by Buyer of any provisions of this Agreement.

Section 5.08 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as possible, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Authorities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the other Transaction Documents. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not willfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) Seller shall use reasonable best efforts to give all notices to, and obtain all consents from, all third parties that are described in Section 3.05 of the Disclosure Schedules.

(c) If any consent, approval or authorization necessary to preserve any right or benefit under any Contract to which the Company is a party is not obtained prior to the

Closing, Seller shall, subsequent to the Closing, cooperate with Buyer and the Company in attempting to obtain such consent, approval or authorization as promptly thereafter as practicable. If such consent, approval or authorization cannot be obtained, Seller shall use its reasonable best efforts to provide the Company with the rights and benefits of the affected Contract for the term thereof, and, if Seller provides such rights and benefits, the Company shall assume all obligations and burdens thereunder.

Section 5.09 Books and Records.

(a) In order to facilitate the resolution of any claims made against or incurred by Seller prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Buyer shall:

(i) retain the books and records (including personnel files) of the Company and its Subsidiaries relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Company; and

(ii) upon reasonable notice, afford the Representatives of Seller reasonable access (including the right to make, at Seller’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(b) In order to facilitate the resolution of any claims made by or against or incurred by Buyer or the Company and/or its Subsidiaries after the Closing, or for any other reasonable purpose, for a period of five (5) years following the Closing, Seller shall:

(i) retain the books and records (including personnel files) of Seller in its possession which relate to the Company and/or its Subsidiaries and their operations for periods prior to the Closing; and

(ii) upon reasonable notice, afford the Representatives of Buyer or the Company reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records; provided, however, that any books and records related to Tax matters shall be retained pursuant to the periods set forth in Article VI.

(c) Neither Buyer nor Seller shall be obligated to provide the other party with access to any books or records (including personnel files) pursuant to this Section 5.09 where such access would violate any Law.

(d) Seller and its Affiliates other than the Company and its Subsidiaries shall not retain, in any form or medium (including without limitation any copy of), any portion of or information from the Company’s or its Subsidiaries’ database or the technology, including without limitation, the Software or Intellectual Property underlying the co-registration paths of the Company or any of its Subsidiaries.

Section 5.10 Closing Conditions. From the date hereof until the Closing, each party hereto shall, and Seller shall cause the Company and/or its Subsidiaries to, use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.11 Registration of Shares; Sale of Shares.

(a) Buyer shall file a registration statement with the SEC no later than ten (10) Business Days following the Closing Date, registering for resale all of the Purchase Shares and shall use commercially reasonable best efforts to cause such registration statement to become effective no later than thirty (30) days following the Closing Date. In the event that Seller is entitled to receive the Earnout Payment, Buyer shall file a registration statement with the SEC no later than ten (10) Business Days following issuance of the Earnout Payment, registering for resale the Earnout Payment and shall use commercially reasonable best efforts to cause such registration statement to become effective no later than thirty (30) days following such date of issuance. Buyer shall maintain the effectiveness of each such Registration Statement until the Purchase Shares or the Earnout Payment shares have been sold in full.

(b) Buyer agrees to use its commercially reasonable best efforts to place or otherwise arrange for the sale of up to one million (1,000,000) Purchase Shares, at a price equal to or greater than five dollars ($5.00) per share, as soon as practicable after the Closing Date (such Purchase Shares, the “Monetized Shares”). If Buyer is unable to place or otherwise arrange for the sale of such Purchase Shares within thirty (30) days following the Closing Date, Buyer covenants to Seller that Seller shall receive at least five dollars ($5.00) per share from the sale of up to one million (1,000,000) Purchase Shares, within six (6) months of the Closing irrespective of the method by which such Purchase Shares are sold; provided, however, that if Buyer places or otherwise arranges for the sale of up to one million (1,000,000) Purchase Shares, at a per share price of less than $5.00 per share, then Buyer shall promptly (and in no event later than five (5) Business Days) issue a number of additional shares of Common Stock to Seller in such an amount equal to the applicable shortfall in gross proceeds to Seller from such sale of Purchase Shares (with such additional shares of Common Stock valued at the price equal to the VWAP of the Common Stock, for the ten (10) trading days ending on the date on which the Buyer sold the last of the 1,000,000 shares); which process will continue until such time as Seller receives an aggregate of $5,000,000 in proceeds from the sale of one million (1,000,000) Purchase Shares together with any additional shares issued in respect of those shares as contemplated in this clause (b).

(c) In the event that Seller is entitled to receive the Earnout Payment and makes a timely election to receive Earnout Option 2, Buyer agrees to use its commercially reasonable best efforts to place or otherwise arrange for the sale of the shares of Common Stock issued under Earnout Option 2 (the “Earnout Option 2 Shares”) at a price equal to or greater than ten million dollars ($10,000,000), in the aggregate, on or before the one year anniversary of the Closing Date, subject to any extension of time to resolve a dispute under Section 2.06(d). If Buyer is unable to place or otherwise arrange for the sale of the Earnout Option 2 Shares on or before the one year anniversary of the Closing Date (subject to any extension of time described in the preceding sentence), Buyer covenants to Seller that Seller shall receive at least ten million dollars ($10,000,000) in gross proceeds from the sale of the Earnout Option 2 Shares in a sale placed or otherwise arranged or approved by Buyer, within six (6) months of receipt of the Earnout Option 2 Shares irrespective of the method by which such Earnout Option 2 Shares are sold; provided, however, that if Buyer places or otherwise arranges for the sale of the Earnout Option 2 Shares, which results in gross proceeds to Seller of less than ten million dollars ($10,000,000) in the aggregate, then the Buyer shall promptly (and in no event later than five days) issue a number of additional shares of Common Stock to Seller in an amount equal to the applicable shortfall in gross proceeds (with such Common Stock valued at the price equal to the VWAP of the Common Stock, for the ten (10) trading days ending on the date on which the Seller sold the last of the Earnout Option 2 Shares ) which process will continue until such time as Seller receives an aggregate of $10,000,000 in proceeds from the sale of Earnout Option 2 Shares together with any additional shares issued in respect of those shares as contemplated in this clause (c).

Section 5.12 Buyer Equity Incentive Plan. Following the Closing Date and Buyer’s Annual Stockholders Meeting, Buyer will establish a pool for equity awards to be granted to employees of the Company under the IDI, Inc. 2015 Stock Incentive Plan (the “Buyer Equity Incentive Plan”), such awards to vest equally over the time periods consistent with the terms of the Buyer Equity Incentive Plan, and on such other terms as may be determined by Buyer in reasonable consultation with such employees, subject to approval by Buyer’s compensation committee.

Section 5.13 Audited Financial Statements. No later than ninety (90) days following the Closing Date, Seller shall use commercially reasonable efforts to deliver to Buyer financial statements consisting of the balance sheet of the Company and its Subsidiaries as at December 31, 2015, and related statements of income and retained earnings, members’ equity and cash flows for the year then ended (the “2015 Audited Financial Statements”), and financial statements consisting of the balance sheet of the Company and its Subsidiaries for the period beginning January 1, 2016 and ending as of the Closing Date, and the related statements of income and retained earnings, members’ equity and cash flow for such period then ended in each case audited by Seller’s Accountants (the “Audited Interim Financial Statements” and together with the 2015 Audited Financial Statements, the “Audited Financial Statements”), the cost of which Audited Financial Statements shall be shared equally between Seller and Buyer. Buyer will assist and cooperate fully with Seller in the preparation and audit of the Audited Financial Statements, including by providing Seller and Seller’s Accountants access to any books and records relevant to the Company and its Subsidiaries in their possession and to any other information in its possession necessary or appropriate to prepare the Audited Financial Statements. Seller shall reasonably cooperate with Seller’s Accountants with respect to such audit and provide all information reasonably requested in connection therewith.

Section 5.14 NYSE MKT Listing. Buyer shall use best efforts to obtain approval of its listing application to have the Purchase Shares and any Earnout Option Shares listed on the NYSE MKT.

Section 5.15 Public Announcements. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement.

Section 5.16 Stockholder Approval. In the event that Stockholder Approval becomes required as contemplated by Section 2.08, Buyer will use commercially reasonable best efforts to obtain the Stockholder Approval.

Section 5.17 Domain Names. Within thirty (30) days of Closing, Seller shall take all steps necessary and appropriate to transfer all of its rights, title, and interest in and to the domain names listed in Section 5.17 of the Disclosure Schedules to either the Company or a Subsidiary of the Company, as appropriate, including but not limited to executing and submitting domain name transfer forms to the applicable domain name registrar.

Section 5.18 IP Chain of Title; Encumbrances. Seller shall take all steps necessary to (a) have all Encumbrances against Company Intellectual Property as of Closing, including but not limited to those set forth in Section 3.11(c) of the Disclosure Schedules terminated and/or released in full, (b) properly record such terminations and releases with the applicable Governmental Authority, and (c) properly record all documents necessary to establish complete chain of title to either Company or its Subsidiaries for all Company Intellectual Property identified in Section 3.11(a) of the Disclosure Schedules with the applicable Governmental Authority; in all cases, within twenty (20) days of the Closing Date.

Section 5.19 Further Assurances. Following the Closing, each of the parties hereto shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement.

ARTICLE VI

TAX MATTERS

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Buyer, Seller (and, prior to the Closing, the Company, its Affiliates and their respective Representatives) shall not, to the extent it may affect, or relate to, the Company and/or its Subsidiaries, make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of Buyer or the Company and/or its Subsidiaries in respect of any Post-Closing Tax Period. Seller agrees that Buyer is to have no liability for any Tax resulting from any action of Seller, the Company, its Affiliates or any of their respective Representatives, and agrees to indemnify and hold harmless Buyer (and, after the Closing Date, the Company) against any such Tax or reduction of any Tax asset.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the other Transaction Documents (including any real property transfer Tax and any other similar Tax) shall be borne and paid by Seller when due. Seller shall, at its own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary).

(c) Seller shall prepare, or cause to be prepared, all Tax Returns required to be filed by the Company after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law) and without a change of any election or any accounting method and shall be submitted by Seller to Buyer (together with schedules, statements and, to the extent requested by Seller, supporting documentation) at least fifteen (15) days prior to the due date (including extensions) of such Tax Return. If Seller objects to any item on any such Tax Return, it shall, within ten (10) days after delivery of such Tax Return, notify Seller in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Seller and Buyer shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Buyer and Seller are unable to reach such agreement within ten (10) days after receipt by Buyer of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Seller and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Buyer and Seller. The preparation and filing of any Tax Return of the Company and/or its Subsidiaries that does not relate to a Pre-Closing Tax Period shall be exclusively within the control of Buyer.

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements (whether written or not) binding upon the Company and/or its Subsidiaries shall be terminated as of the Closing Date. After such date neither the Company, Seller nor any of Seller’s Affiliates and their respective Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Indemnification. Except to the extent treated as a liability in the calculation of Closing Working Capital, Seller shall indemnify the Company, its Subsidiaries, Buyer, and each Buyer Indemnitee and hold them harmless from and against (a) any Loss attributable to any breach of or inaccuracy in any representation or warranty made in Section 3.22; (b) any Loss attributable to any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in this Article VI; (c) all Taxes of the Company and its Subsidiaries for all Pre-Closing Tax Periods and the portion of any Straddle Period ending on the Closing Date; (d) all Taxes of any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of the Company or any of its Subsidiaries) is or was a member on or prior to the Closing Date by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Law; (e) any and all Taxes of any person imposed on the Company arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date; and (f) any and all employment or payroll taxes imposed with respect to compensatory payments made pursuant to this Agreement on or after the Closing Date. In each of the above cases, together with any out-of-pocket fees and expenses (including attorneys’ and accountants’ fees) incurred in connection therewith. Seller shall reimburse Buyer for any Taxes of the Company that are the responsibility of Seller pursuant to this Section 6.03 within ten Business Days after payment of such Taxes by Buyer or the Company.

Section 6.04 Straddle Period. In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as Pre-Closing Taxes for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

Section 6.05 Contests. Buyer agrees to give written notice to Seller of the receipt of any written notice by the Company, Buyer or any of Buyer’s Affiliates which involves the assertion of any claim, or the commencement of any Action, in respect of which an indemnity may be sought by Buyer pursuant to this Article VI (a “Tax Claim”); provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder. Buyer shall control the contest or resolution of any Tax Claim; provided, however, that Buyer shall obtain the prior written consent of Seller (which consent shall not be unreasonably withheld or delayed) before entering into any settlement of a claim or ceasing to defend such claim; and, provided further, that Seller shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by Seller.

Section 6.06 Cooperation and Exchange of Information. Seller and Buyer shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VI or in connection with any audit or other proceeding in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of Seller and Buyer shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by the other party in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, Seller or Buyer (as the case may be) shall provide the other party with reasonable written notice and offer the other party the opportunity to take custody of such materials.

Section 6.07 Tax Treatment of Indemnification Payments. Any indemnification payments pursuant to this Article VI shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by Law.

Section 6.08 Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.22 and this Article VI shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus 60 days.

Section 6.09 Overlap. To the extent that any obligation or responsibility pursuant to Article VIII may overlap with an obligation or responsibility pursuant to this Article VI or otherwise conflict with any provision of this Article VI, the provisions of this Article VI shall govern.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

(a) No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated by this Agreement illegal, otherwise restraining or prohibiting consummation of such transactions or causing any of the transactions contemplated hereunder to be rescinded following completion thereof.

(b) Buyer shall have received approval of its listing application to have the Purchase Shares listed on the NYSE MKT.

(c) Seller shall have received UCC-3 and other lien termination statements in form and substance reasonably acceptable to Seller and Buyer terminating any UCC financing statements or any other lien on the assets of the Company and/or its Subsidiaries in respect of outstanding indebtedness of Seller guaranteed by the Company or otherwise.

Section 7.02 Conditions to Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Buyer’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Seller shall have effected the transactions described in Section 2.03(b).

(b) Other than the representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24, the representations and warranties of Seller contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Seller contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06 and Section 3.24 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(c) Seller shall have amended all pre-Closing employment agreements between the Company and Seller, on the one hand, and each Company Key Employee, on the other, which amendments shall be in a form satisfactory to Buyer, and shall have delivered fully executed copies thereof to Buyer.

(d) Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(e) Buyer shall have received the Employment Agreements, duly executed by the applicable Company Key Employee, which will supersede any pre-closing employment agreement between the Company and any Company Key Employee party to an Employment Agreement.

(f) No Action shall have been commenced against Buyer, Seller or the Company, which would prevent the Closing.

(g) All approvals, consents and waivers that are listed on Section 3.05 of the Disclosure Schedules shall have been received, and executed counterparts thereof shall have been delivered to Buyer at or prior to the Closing.

(h) From the date of this Agreement, there shall not have occurred any Material Adverse Effect, nor shall any event or events have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Material Adverse Effect.

(i) The other Transaction Documents shall have been executed and delivered by Seller, as applicable, and true and complete copies thereof shall have been delivered to Buyer.

(j) Buyer shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 7.02(d) have been satisfied.

(k) Seller shall have delivered to Buyer a good standing certificate (or its equivalent) for the Company and each of its Subsidiaries from the secretary of state or similar Governmental Authority of the jurisdictions under the Laws in which the Company and each Subsidiary is organized.

(l) Seller shall have delivered to Buyer a certificate pursuant to Treasury Regulations Section 1.1445-2(b) that Seller is not a foreign person within the meaning of Section 1445 of the Code.

(m) Seller shall have delivered to Buyer such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate the transactions contemplated by this Agreement.

Section 7.03 Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or Seller’s waiver, at or prior to the Closing, of each of the following conditions:

(a) Buyer shall have effected the transactions described in Section 2.03(a).

(b) Other than the representations and warranties of Buyer contained in Section 4.01, Section 4.02, and Section 4.04, the representations and warranties of Buyer contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant hereto shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality) or in all material respects

(in the case of any representation or warranty not qualified by materiality) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects). The representations and warranties of Buyer contained in Section 4.01, Section 4.02, and Section 4.04 shall be true and correct in all respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date.

(c) Buyer shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date.

(d) The other Transaction Documents shall have been executed and delivered by Buyer, as applicable, and true and complete copies thereof shall have been delivered to Seller.

(e) Seller shall have received a certificate, dated the Closing Date and signed by a duly authorized officer of Buyer, that each of the conditions set forth in Section 7.03(a) and Section 7.03(c) have been satisfied.

ARTICLE VIII

INDEMNIFICATION

Section 8.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than any representations or warranties contained in Section 3.22 which are subject to Article VI) shall survive the Closing and shall remain in full force and effect until the first anniversary of the Closing Date (the “Non-Fundamental Survival Period”) and Seller’s indemnification obligations under Section 8.02(c) shall survive until the first anniversary of the Closing Date; provided, that the representations and warranties in (i) Section 3.01, Section 3.02, Section 3.03, Section 3.24, Section 4.01, Section 4.02 and Section 4.04 shall survive indefinitely and (ii) Section 3.20 shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein (other than any covenants or agreements contained in Article VI which are subject to Article VI), and the indemnification obligations under Section 8.02(d), shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity and in writing by notice from the Indemnified Party to the Indemnifying Party prior to the expiration date of the applicable survival period, including, if applicable, the Non-Fundamental Survival Period, shall not thereafter be barred by the expiration of the relevant representation or warranty or claim and such claims shall survive until finally resolved.

Section 8.02 Indemnification By Seller. Subject to the other terms and conditions of this Article VIII, Seller shall indemnify and defend each of Buyer and its

Affiliates (including the Company) and their respective Representatives (collectively, the “Buyer Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Buyer Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Agreement or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement (other than in respect of Section 3.22, it being understood that the sole remedy for any such inaccuracy in or breach thereof shall be pursuant to Article VI), as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI);

(c) any item set forth on Section 8.02(c) of the Disclosure Schedules; or

(d) any Taxes associated with Change of Control Payments.

Section 8.03 Indemnification By Buyer. Subject to the other terms and conditions of this Article VIII, Buyer shall indemnify and defend each of Seller and its Affiliates and their respective Representatives (collectively, the “Seller Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnitees based upon, arising out of, with respect to or by reason of:

(a) any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or

(b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement (other than any breach or violation of, or failure to fully perform, any covenant, agreement, undertaking or obligation in Article VI, it being understood that the sole remedy for any such breach, violation or failure shall be pursuant to Article VI).

Section 8.04 Certain Limitations. The indemnification provided for in Section 8.02 and Section 8.03 shall be subject to the following limitations:

(a) Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 8.02(a) for any individual Loss in respect of indemnification under Section 8.02 that does not exceed $10,000 (the “Basket”) or for aggregate Losses, in respect of indemnification under Section 8.02(a) that do not exceed $100,000 (the “Deductible”), but shall be liable for all Losses (including any individual Losses, whether or not such Losses exceed the Basket) in excess of the Deductible, subject to the Cap or as otherwise provided in this Article VIII. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 8.02(a) and Section 8.02(c) shall not exceed twenty-five percent (25%) of the value of the Purchase Shares (valued at the Closing Price) and the Earnout Payment (valued at the VWAP of the Common Stock, for the ten (10) trading days immediately preceding the date of final determination of the Earnout Calculation Statement), issued hereunder, in the aggregate (the “Cap”). Notwithstanding any provision contained herein to the contrary, any Losses resulting from any breach or inaccuracy of any representation or warranty made by Seller hereunder shall be determined without giving effect to any limitations or qualifications regarding materiality, the use of the word “material”, “material respects”, “Material Adverse Effect”, or any similar term, qualification or limitation based on materiality contained herein.

(b) Buyer shall not be liable to the Seller Indemnitees for any individual Losses that do not exceed the Basket or for aggregate Losses that do not exceed the Deductible, but shall be liable for all Losses (including any individual Losses, whether or not such Losses exceed the Basket) in excess of the Deductible, up to the value of the Cap.

(c) Notwithstanding the foregoing, (i) the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.20, Section 3.24, Section 4.01, Section 4.02, and Section 4.04, (ii) the limitations set forth in the first sentence of Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of any matter set forth in Section 8.02(c) of the Disclosure Schedules, and (iii) the limitations set forth in Section 8.04(a) shall not apply to Losses based upon, arising out of, with respect to or by reason of Section 8.02(d).

(d) Notwithstanding any provision of this Agreement to the contrary, the limitations set forth in Section 8.04(a) and Section 8.04(b) shall not apply to Losses based upon or arising out of intentional breach, intentional misrepresentation, criminal misconduct, or fraud by any Indemnifying Party.

(e) For purposes of this Article VIII, any inaccuracy in or breach of any representation or warranty shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.

Section 8.05 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure of the Indemnified Party to give reasonably prompt notice of any Third Party Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto unless, and only to the extent, that the Indemnifying Party is materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, that if the Indemnifying Party is Seller, such Indemnifying Party shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier or customer of the Company, (y) the Indemnified Party reasonably believes an adverse determination with respect to the Third Party Claim would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects, or (z) seeks an injunction or other equitable relief against the Indemnified Party, and the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, or (C) the claim for indemnification relates to or arises in connection with any criminal or quasi criminal proceeding, action, indictment, allegation or investigation, the Indemnifying Party shall be liable for the reasonable fees and expenses of one counsel to the Indemnified Party together with local counsel in any jurisdiction counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified

Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available (subject to the provisions of Section 5.06) records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party.

(b) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party has actual knowledge of such Direct Claim. The failure of the Indemnified Party to give reasonably prompt notice of any Direct Claim shall not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto unless, and only to the extent, that the Indemnifying Party is materially prejudiced by such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have acknowledged and agreed to pay such claim in full and to have waived any right to dispute such claim.

(c) Tax Claims. Notwithstanding any other provision of this Agreement, the control of any claim, assertion, event or proceeding in respect of Taxes of the Company (including, but not limited to, any such claim in respect of a breach of the representations and warranties in Section 3.22 hereof or any breach or violation of or failure to fully perform any covenant, agreement, undertaking or obligation in Article VI) shall be governed exclusively by Article VI hereof.

Section 8.06 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds; provided that any indemnification claim under Section 8.02 shall be satisfied solely through a reduction on the Earnout Payment, except for Losses: (a) based upon or arising out of the representations and warranties listed in Section 8.04(c), subpart (i), and Losses based upon or arising out of the actions set forth in Section 8.04(d), in which case such indemnification claim shall be first, but not solely, satisfied through a reduction of the Earnout Payment; and (b) any indemnification claim under Section 8.02(d) or with respect to Section 5.17 or Section 5.18, which indemnification claim(s) may be satisfied by the Earnout Payment or any other remedy available to Buyer at law or equity. Notwithstanding the foregoing, Seller agrees that Buyer may withhold any portion of the Earnout Payment equal to the amount of the Loss (as reasonably estimated in good faith by Buyer) in connection with any unresolved indemnification claim made in good faith by Buyer for so long as such claims are unresolved and are being diligently prosecuted by Buyer.

Section 8.07 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes, unless otherwise required by Law.

Section 8.08 Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02 or Section 7.03, as the case may be.

Section 8.09 Exclusive Remedies. Subject to Section 5.07 and Section 10.11, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity or willful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII. In furtherance of the foregoing, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other parties hereto and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in Article VI and this Article VIII. Nothing in this Section 8.09 shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s fraudulent, criminal or intentional misconduct.

ARTICLE IX

TERMINATION

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by Buyer by written notice to Seller if:

(i) Buyer is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Seller within ten (10) days of Seller’s receipt of written notice of such breach from Buyer; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 9, 2016, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by Seller by written notice to Buyer if:

(i) Seller is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VII and such breach, inaccuracy or failure has not been cured by Buyer within ten (10) days of Buyer’s receipt of written notice of such breach from Seller; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by June 9, 2016, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing; or

(d) by Buyer or Seller in the event that (i) there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (ii) any Governmental Authority shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX and Section 5.06 and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any willful breach of any provision hereof, or fraud, or criminal misconduct.

ARTICLE X

MISCELLANEOUS

Section 10.01 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred; provided, however, Buyer shall pay all brokers’ and other fees incurred by it as set forth in Section 4.04 of the Disclosure Schedules, and Seller shall pay all brokers’ and other fees incurred by it as set forth in Section 3.24 of the Disclosure Schedules.

Section 10.02 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

If to Seller:	Selling Source, LLC
325 E. Warm Springs Road
Las Vegas, Nevada 89119
	Facsimile:	(415) 962-4201
E-mail: sam@londonbaycapital.com
	Attention:	Sam Humphreys, Chairman

with a copy to:	Sullivan & Cromwell LLP
125 Broad Street
New York, New York 10004-2498
	Facsimile:	(212) 558-3588
E-mail: MillerSC@SullCrom.com
	Attention:	Scott Miller, Esq.

If to Buyer:	IDI, Inc.
2650 N. Military Trail, Suite 300
Boca Raton, FL 33431
Facsimile: (561) 571.2712
	E-mail:	derek@ididata.com
jweingard@ididata.com
	Attn:	Derek Dubner, CEO
Joshua Weingard, Corporate counsel

with a copy to:	Akerman LLP
Three Brickell City Centre
98 Southeast Seventh Street
Suite 1100
Miami, Florida 33131
Facsimile: (305) 374.5095
	Email:	Teddy.Klinghoffer@Akerman.com
Andrea.Fisher@Akerman.com
	Attn:	Teddy Klinghoffer, Esq.
Andrea Fisher Evans, Esq.

Section 10.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Except as provided in Section 5.07(e), upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.06 Entire Agreement. This Agreement and the other Transaction Documents constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. No party is relying on any representation and warranty of the other party not specifically set forth herein. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.07 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Agreement to one or more of its direct or indirect wholly-owned subsidiaries. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 10.08 No Third-party Beneficiaries. Except as provided in Section 6.03 and Article VIII, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.09 Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 10.10 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA OR THE COURTS OF THE STATE OF FLORIDA IN EACH CASE LOCATED IN MIAMI-DADE COUNTY, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.10(C).

Section 10.11 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.12 Prevailing Party Fees. In the event of a dispute arising under this Agreement or any Transaction Documents, whether or not a lawsuit or other proceeding is filed, the prevailing party shall be entitled to recover its attorneys’ fees, costs and expenses, including those incurred in any appellate proceeding or in the process of determining the amount of such fees, or in collection or enforcement of any judgment, award or the like, from the non-prevailing party.

Section 10.13 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SELLER:

SELLING SOURCE, LLC

By	/s/ Sam Humphreys
Name:	Sam Humphreys
Title:	Chairman

BUYER:

IDI, INC.

By	/s/ Derek Dubner
Name:	Derek Dubner
Title:	Chief Executive Officer

[SIGNATURE PAGE TO MEMBERSHIP INTEREST PURCHASE AGREEMENT – Q INTERACTIVE]